Filed Pursuant to Rule 424(b)(2)
Registration No. 333-279905

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 2025

Preliminary Prospectus Supplement

(To Prospectus dated June 3, 2024)

$

Royalty Pharma plc

$      % Senior Notes due 20

$      % Senior Notes due 20

$      % Senior Notes due 20

We are offering $    of our   % Senior Notes due 20   (the “20   Notes”), $    of our   % Senior Notes due 20   (the “20   Notes”) and $    of our   % Senior Notes due 20   (the “20   Notes” and, together with the 20   Notes and the 20   Notes, the “Notes”). The 20   Notes will mature on     , 20  , the 20   Notes will mature on     , 20   and the 20   Notes will mature on     , 20  . We will pay interest on the Notes on      and      of each year. Interest on the Notes will accrue from     , 2025, and the first interest payment date will be     , 2026.

The Notes will be fully and unconditionally guaranteed on a joint and several basis by Royalty Pharma Holdings Ltd (“RP Holdings”), Royalty Pharma Manager, LLC (“RP Manager”) and any guarantor added after the issue date of the Notes, if any, as provided under “Description of Notes—Guarantors” (collectively, the “Guarantors”).

We may redeem the Notes of each series, in whole or in part, at any time and from time to time, at the redemption prices set forth in this prospectus supplement, together with accrued and unpaid interest, if any, up to, but excluding, the redemption date. In addition, we may redeem the Notes of each series, in whole but not in part, prior to their respective maturity dates upon the occurrence of certain tax events described in this prospectus supplement. If a change of control triggering event occurs, we will be required to offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, up to, but excluding, the date of purchase. See “Description of Notes—Change of Control Triggering Event.”

The Notes and the guarantees will be our and the Guarantors’ senior unsecured obligations, respectively, and will rank equally in right of payment with all of our and the Guarantors’ existing and future unsubordinated indebtedness, respectively, and rank senior in right of payment to all of our and the Guarantors’ existing and future subordinated indebtedness, respectively. The Notes and the guarantees will be effectively subordinated to all of our and the Guarantors’ future secured indebtedness, respectively, to the extent of the value of the collateral securing such debt. The Notes and the guarantees will be structurally subordinated to all existing or future liabilities of our non-guarantor subsidiaries.

None the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

Application will be made to The International Stock Exchange Authority for the Notes to be admitted to the Official List of The International Stock Exchange (the “Exchange”). The Exchange is not a regulated market for the purposes of The Markets in Financial Instruments Directive (2004/39/EC). If such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the Notes of any series at any time. There are currently no established trading markets for the Notes of any series.

	Price to Public(1)			Underwriting Discount			Proceeds to Us, Before Expenses
Per 20 Note			%			%			%
Total	$			$			$
Per 20 Note		%			%			%
Total	$			$			$
Per 20 Note		%			%			%
Total	$			$			$

(1)	Plus accrued interest, if any, from , 2025, if settlement occurs after that date.

We expect that delivery of the Notes will be made to investors through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., on or about     , 2025.

Joint Book-Running Managers

BofA Securities	Goldman Sachs & Co. LLC	J.P. Morgan	Morgan Stanley	TD Securities

    , 2025

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the Notes offered hereby. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any Notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information in the documents we have listed under the heading “Where You Can Find More Information.”

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the Notes or soliciting offers to purchase the Notes in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates.

Except in “Description of Notes” and where the context otherwise requires, in this prospectus supplement, the terms “Royalty Pharma,” the “Company,” “we,” “us,” the “Issuer” and “our” refer to Royalty Pharma plc, an English public limited company incorporated under the laws of England and Wales, and its subsidiaries on a consolidated basis. The “Guarantors” refer to RP Holdings, RP Manager and any guarantor added after the issue date of the Notes, if any.

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S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). The SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus supplement and prior to the termination of any offering under this prospectus supplement and the accompanying prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with applicable SEC rules):

(a)

our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Annual Report”), filed with the SEC on February 12, 2025 (including the information specifically incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 11, 2025);

(b)

our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2025 and for the quarterly period ended June  30, 2025 (collectively, the “Quarterly Reports”), filed with the SEC on May  8, 2025 and on August 6, 2025, respectively; and

(c)

our Current Reports on Form 8-K filed with the SEC on January 10, 2025 (other than information furnished under Item 7.01 and related exhibits furnished under Item 9.01), April  10, 2025, April  11, 2025, May  12, 2025, May  19, 2025, July 17, 2025 and August 13, 2025.

You may request a copy of each of the documents incorporated by reference into this prospectus supplement (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address and phone number:

Royalty Pharma plc

c/o Investor Relations

110 East 59 th Street

New York, New York 10022

Telephone: (212) 883-0200

S-iii

PROHIBITION OF SALES TO EEA RETAIL INVESTORS

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

PROHIBITION OF SALES TO UK RETAIL INVESTORS

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes: (a) the expression retail investor means a person who is one (or more) of the following: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000, as amended (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”); and (b) the expression an offer includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the UK Prospectus Regulation.

S-iv

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and other documents incorporated by reference herein and therein may contain statements that are forward-looking. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our current and prospective assets, our industry, our beliefs and our assumptions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors.” You should specifically consider the numerous risks outlined under “Risk Factors” in this prospectus supplement and in the Annual Report and the Quarterly Reports incorporated by reference herein. These risks and uncertainties include factors related to, among other topics:

•	sales risks of biopharmaceutical products on which we receive royalties;

•	uncertainties related to the acquisition of interests in development-stage biopharmaceutical product candidates and our strategy to add development-stage product candidates to our product portfolio;

•	the assumptions underlying our business model;

•	our ability to successfully execute our royalty acquisition strategy;

•	our ability to leverage our competitive strengths;

•	our ability to attract and retain highly talented professionals;

•	our ability to achieve the benefits of internalizing our formerly external manager;

•	the effect of changes to tax legislation and our tax position; and

•	the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus supplement and in our filings with the SEC.

Although we believe the expectations reflected in the forward-looking statements are reasonable, any of those expectations could prove to be inaccurate, and as a result, the forward-looking statements based on those expectations also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement and the accompanying prospectus should not be regarded as a representation by us that our plans and business objectives will be achieved. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement to conform our prior statements to actual results or revised expectations.

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SUMMARY

This summary description of our business and the offering may not contain all of the information that may be important to you. For a more complete understanding of our business and this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. In particular, you should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

The Company

We are the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry. Since our founding in 1996, we have been pioneers in the royalty market, collaborating with innovators from academic institutions, research hospitals and not-for-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. We have assembled a portfolio of royalties which entitles us to payments based directly on the top-line sales of many of the industry’s leading therapies, which includes royalties on more than 35 commercial products, including Vertex’s Trikafta, GSK’s Trelegy, Roche’s Evrysdi, Johnson & Johnson’s Tremfya, Biogen’s Tysabri and Spinraza, Servier’s Voranigo, AbbVie and Johnson & Johnson’s Imbruvica, Astellas and Pfizer’s Xtandi, Pfizer’s Nurtec ODT, Gilead’s Trodelvy, among others, and 16 development-stage product candidates. We fund innovation in the biopharmaceutical industry both directly and indirectly — directly when we partner with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when we acquire existing royalties from the original innovators.

Our industry leading royalty portfolio and capital-efficient business model drives our compounding growth. We have a focused strategy of actively identifying and tracking the development and commercialization of important new therapies, which allows us to move quickly to make acquisitions when opportunities arise. With a deep and experienced team of investment professionals, an exhaustive due diligence process and a focus on high-quality therapies that address significant unmet patient need, we sustain attractive returns above our cost of capital, which in turn propels our compounding growth.

Our unique business model enables us to benefit from many of the most attractive characteristics of the biopharmaceutical industry, including long product life cycles, significant barriers to entry and noncyclical revenues, but with substantially reduced exposure to many common industry challenges such as early-stage development risk, therapeutic area constraints, high research and development costs, and high fixed manufacturing and marketing costs. We have a highly flexible approach that is agnostic to both therapeutic area and treatment modality, allowing us to acquire royalties on the most attractive therapies across the biopharmaceutical industry. Additionally, our focus on acquiring royalties on approved products, often in the early stages of their commercial launches, and on development-stage product candidates with strong proof of concept data, mitigates development risk and expands our opportunity set.

We are a holding company, and our principal asset is a controlling equity interest in RP Holdings. Our principal executive offices are located at 110 East 59th Street, New York, NY 10022, and our telephone number is (212) 883-0200. Our Internet site is www.royaltypharma.com. Our website and the information contained therein or connected thereto is not a part of or incorporated into this prospectus supplement and the accompanying prospectus or the registration statement of which they form a part. Our agent for service of process in the United States is CSC North America located at 251 Little Falls Drive, Wilmington, Delaware 19808.

The Offering

This summary highlights certain terms of the offering but does not contain all information that may be important to you. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision.

Issuer	Royalty Pharma plc

Securities Offered	$ aggregate principal amount of % Senior Notes due 20 (the “20 Notes”).

$ aggregate principal amount of % Senior Notes due 20 (the “20 Notes”).

$ aggregate principal amount of % Senior Notes due 20 (the “20 Notes”).

The 20 Notes, the 20 Notes and the 20 Notes are together referred to herein as the “Notes”.

The 20 Notes, the 20 Notes and the 20 Notes will each be treated as a separate series of Notes and, as such, will vote and act, and may be redeemed, separately.

Maturity Date	, 20 for the 20 Notes.

, 20 for the 20 Notes.

, 20 for the 20 Notes.

Interest Rate	% per annum for the 20 Notes.

% per annum for the 20 Notes.

% per annum for the 20 Notes.

Interest Payment Dates	Semi-annually in arrears on and of each year, commencing , 2026.

Guarantors	Royalty Pharma Holdings Ltd (“RP Holdings”), Royalty Pharma Manager, LLC (“RP Manager”) and any guarantor added after the issue date of the Notes, if any, as provided under “Description of Notes—Guarantors” (collectively, the “Guarantors”).

Guarantees	The Guarantors will fully and unconditionally guarantee the payment of principal, premium, if any, and interest on the Notes on a joint and several basis.

Ranking	The Notes and the guarantees will be our and the Guarantors’ senior unsecured obligations and will, respectively:

•	rank equally in right of payment with all of our and the Guarantors’ existing and future unsubordinated indebtedness, including our existing notes;

•	rank senior in right of payment to all of our and the Guarantors’ existing and future subordinated indebtedness;

•	be effectively subordinated to all of our and the Guarantors’ future secured indebtedness to the extent of the value of the assets securing such secured indebtedness; and

•	be structurally subordinated to all existing or future liabilities of our non-guarantor subsidiaries.

Optional Redemption	We may redeem the Notes of each series, in whole or in part, at any time and from time to time, as follows: (1) prior to the applicable Par Call Date (as set forth below) at a redemption price equal to the greater of 100% of the principal amount to be redeemed and a “make-whole” redemption price, in either case, plus accrued and unpaid interest, if any, up to, but excluding, the redemption date; or (2) on or after the applicable Par Call Date at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. For more detailed information on the calculation of the redemption prices, see “Description of Notes—Optional Redemption of the Notes.”

Par Call Date	20 Notes: , 20

20 Notes: , 20

20 Notes: , 20

See “Description of Notes—Optional Redemption of the Notes.”

Change of Control Triggering Event	Upon the occurrence of a “change of control triggering event” with respect to the Notes, unless we have exercised our option to redeem the Notes by notifying the holders to that effect, we will be required to offer to repurchase such Notes at a price in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest and additional amounts, if any, on the Notes repurchased up to, but excluding, the date of repurchase. See “Description of Notes—Offer to Repurchase Upon a Change of Control Triggering Event.”

Optional Tax Redemption	In the event of various tax law changes and other limited circumstances that require us to pay additional amounts as described under “Description of Notes—Optional Tax Redemption”, we may redeem in whole, but not in part, any series of the Notes prior to maturity at a redemption price equal to 100% of their principal amount plus accrued interest thereon to but excluding the date of redemption.

Payment of Additional Amounts	For more information on additional amounts and the situations in which we may be required to pay additional amounts, see “Description of Notes—Payment of Additional Amounts” in this prospectus supplement.

Use of Proceeds	We will advance the net proceeds from sale of the Notes to RP Holdings, which intends to use the funds for general corporate purposes. We may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including marketable securities. See “Use of Proceeds.”

Certain Covenants	The Notes will be issued under an indenture between us, the Guarantors and Wilmington Trust, National Association, as trustee. The indenture relating to the Notes limits, among other things, our and the Guarantors’ ability to:

•	merge, consolidate or sell, transfer or convey all or substantially all of their assets;

•	incur liens; and

•	enter into certain sale leaseback transactions.

These covenants are subject to a number of important limitations and exceptions, which are described under “Description of Notes—Certain Covenants.”

Listing; Absence of Public Market for the Notes	We will apply to list the Notes on the Official List of the International Stock Exchange (the “Exchange”), but obtaining this listing is not a condition to the consummation of this offering. If such a listing is obtained, we will have no obligation to maintain such listing, and we may delist the Notes of any series at any time. There are currently no established trading markets for the Notes of any series. The underwriters have advised us that they currently intend to make a market in the Notes of each series. However, they are not obligated to do so, and they may discontinue any market-making with respect to the Notes of any series without notice. Accordingly, we cannot assure you as to the development or liquidity of any market for the Notes of any series.

Form and Denominations	The Notes of each series will be issued in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further Issuances	We may from time to time create and issue additional Notes having the same terms as the outstanding Notes of any series being issued in this offering, so that such additional Notes will be consolidated and form a single series with the outstanding Notes of the series, provided that if the additional Notes are not fungible with the Notes offered hereby for U.S. federal income tax purposes, the additional Notes will have a separate CUSIP or other identifying number. See “Description of Notes—General.”

Risk Factors	Investing in the Notes involves substantial risk. Please read “Risk Factors” beginning on page S-5 of this prospectus supplement for a discussion of certain factors you should consider in evaluating an investment in the Notes.

RISK FACTORS

Investing in the Notes involves risks. You should carefully consider all the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before deciding to invest in the Notes. In particular, we urge you to carefully consider the risk factors set forth below as well as those under the heading “Risk Factors” in our Annual Report and Quarterly Reports incorporated by reference herein and in other documents that we subsequentely file with the SEC.

Risks Related to the Notes

Our indebtedness may limit the amount of cash flow available to invest in the ongoing needs of our business, which could prevent us from generating the future cash flow needed to fulfill our obligations under the Notes.

As of June 30, 2025, we had $8.2 billion aggregate principal amount of indebtedness. After giving effect to this offering, we will have approximately $    billion aggregate principal amount of indebtedness.

Subject to the limits contained in our $1.8 billion unsecured revolving credit facility (the “Revolving Credit Facility”), $380 million term loan facility (the “Term Loan Facility”) and the indenture governing our outstanding notes, and the indenture, as supplemented, that will govern the Notes offered hereby (as supplemented, the “indenture”), we may be able to incur substantial additional debt from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our level of indebtedness could intensify. Specifically, a high level of indebtedness could have important consequences to the holders of the Notes due to the adverse ways in which it affects us, including the following:

•

requires us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the availability of our cash flow to fund working capital, capital expenditures, dividend payments, development activity, acquisitions and other general corporate purposes;

•	increases our vulnerability to adverse general economic or industry conditions;

•	limits our flexibility in planning for, or reacting to, changes in our business or the industries in which we operate;

•	makes us more vulnerable to increases in interest rates, as borrowings under our Revolving Credit Facility and Term Loan Facility are at variable rates;

•

limits our ability to obtain additional financing in the future for working capital or other purposes, such as raising the funds necessary to repurchase all Notes tendered to us upon the occurrence of specified changes of control in our ownership;

•	limits management’s discretion in operating our business;

•	limits our flexibility in planning for, or reacting to, changes in our business, the industry in which we operate or the general economy; and

•	places us at a competitive disadvantage compared to our competitors that have less indebtedness.

Our Revolving Credit Facility and Term Loan Facility require us to comply with certain financial covenants, including a minimum consolidated interest coverage ratio, a maximum consolidated leverage ratio and a maximum Consolidated Portfolio Cash Flow Ratio (as defined therein). Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or our inability to comply with the required financial covenants could result in a default under our Revolving Credit Facility or Term Loan Facility. In the event of any default, the lenders under the applicable facility could declare all outstanding borrowings, together with accrued and unpaid interest and other fees, to be due and payable and the lenders under our Revolving Credit Facility could elect to terminate borrowing commitments thereunder. In the event the lenders or noteholders accelerate the repayment of our indebtedness, we and our subsidiaries may not have sufficient assets to repay that indebtedness.

If we are unable to comply with the restrictions and covenants in our Revolving Credit Facility, Term Loan Facility or the indenture, there could be a default under the terms of these debt agreements. Our ability to comply with these restrictions and covenants, including meeting financial ratios and tests, may be affected by events beyond our control including prevailing economic, financial and industry conditions. As a result, there can be no assurance that we will be able to comply with these restrictions and covenants or meet such financial ratios and tests, and any such default under our debt agreements could have a material adverse effect on our business by, among other things, limiting our ability to take advantage of financing, mergers, acquisitions or other corporate opportunities.

Our debt agreements also contain cross-default or cross-acceleration provisions, pursuant to which a default is deemed to have occurred under such agreement if a default or acceleration occurs under another debt agreement. For example, the indenture for the Notes and the agreements governing our existing outstanding debt contain cross-default provisions relating to nonpayment by us or any of our subsidiaries in connection with debt aggregating a certain amount (subject to certain cure periods). If any of the above events should occur, we and our subsidiaries may not have sufficient assets to repay in full all of our outstanding indebtedness. Additionally, we may not be able to amend our debt agreements or obtain needed waivers on satisfactory terms.

We and our subsidiaries may be able to incur substantial additional indebtedness. This could further exacerbate the risks described above.

We and our subsidiaries may be able to incur additional indebtedness in the future in the ordinary course of business. Although our Revolving Credit Facility and Term Loan Facility contain restrictions on the incurrence of additional subsidiary indebtedness and the incurrence of certain liens by us, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness and liens incurred in compliance with these restrictions could be substantial. As of June 30, 2025, there were no outstanding borrowings under our Revolving Credit Facility, which provides for borrowing capacity of up to $1.8 billion for general corporate purposes. In addition, on August 4, 2025, we entered into an uncommitted money market line credit facility, which provides for borrowing capacity of up to $350 million at the discretion of the lender thereunder. In addition, to the extent other new debt is added to our and our subsidiaries’ current debt levels, the substantial leverage risks described above would increase.

To service our indebtedness and meet our other ongoing liquidity needs, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. If we cannot generate the required cash, we may not be able to make the required payments under the Notes.

Our ability to make payments on our indebtedness, including the Notes, and to fund our planned capital expenditures and our other ongoing liquidity needs will depend on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to financial, business, legislative, regulatory and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations to enable us to pay our indebtedness, including our indebtedness in respect of the Notes, or to fund our other liquidity needs. Our inability to pay our debts would require us to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time or provide adequate funds to allow us to pay our debts as they come due and fund our other liquidity needs.

Absent sufficient cash flow and the ability to refinance, we could also be forced to sell assets to make up for any shortfall in our payment obligations. However, the terms of the indenture for the Notes and the agreements governing our existing outstanding debt limit our and our subsidiaries’ ability to sell assets and also restrict the use of proceeds from such a sale. Accordingly, we may not be able to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations on our indebtedness.

Repayment of our indebtedness, including the Notes, is dependent on cash flow generated by our subsidiaries.

We conduct our operations through our subsidiaries and are dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment, repatriation or otherwise. Our subsidiaries (other than the Guarantors) do not have any obligation to pay amounts due on the Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

The Notes will be structurally subordinated to all obligations of our existing and future subsidiaries that are not and do not become guarantors of the Notes.

Except for the Guarantors, our subsidiaries that do not guarantee the Notes will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The Notes and guarantees will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of insolvency, liquidation, reorganization, dissolution or other winding up of such non-guarantor subsidiary, all of such subsidiary’s creditors (including trade creditors) would be entitled to payment in full out of such subsidiary’s assets before we would be entitled to any payment. As of June 30, 2025, our non-guarantor subsidiaries did not have any outstanding indebtedness for borrowed money.

In addition, the indenture will permit our non-guarantor subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by such subsidiaries.

If any Note guarantee is released, no holder of the Notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the Notes.

The Notes and the guarantees will not be secured by our assets nor those of our subsidiaries, and the lenders under any senior secured indebtedness will be entitled to remedies available to a secured lender, which gives them priority over the noteholders to collect amounts due to them.

Following the consummation of this offering, the Notes offered hereby and the related guarantees will not be secured by any of our or our subsidiaries’ assets and therefore will be effectively subordinated to the claims of any secured debt holders to the extent of the value of the assets securing such secured debt. If we become insolvent or are liquidated, or if payment under any senior secured indebtedness is accelerated, the lenders under such then- existing senior secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to any such senior secured indebtedness). The effect of the Notes’ subordination to our and the Guarantors’ secured debt is that upon a default in payment on or the acceleration of any of our or the Guarantors’ secured indebtedness, or in the event of our bankruptcy, insolvency, liquidation, dissolution or reorganization, the proceeds from the sale of assets securing such secured indebtedness will be available to repay obligations on the Notes only after all obligations under such then-existing senior secured indebtedness have been paid in full. As a result, the noteholders may receive less, ratably, than the holders of secured debt in the event of our or the Guarantors’ bankruptcy, insolvency, liquidation, dissolution or reorganization. In addition, we and/or the Guarantors may incur senior secured indebtedness, the holders of which will be entitled to the remedies available to a secured lender.

We may not be able to repurchase the Notes upon a change of control triggering event.

Upon the occurrence of a change of control triggering event (as defined in “Description of Notes”), each holder of Notes will have the right to require us to repurchase all or any part of such holder’s Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, up to, but excluding, the date of repurchase. If we experience a change of control triggering event, we cannot assure you that we would have sufficient financial resources available to satisfy its obligations to repurchase the Notes. Our failure to repurchase the Notes as required under the indenture governing the Notes would result in a default under the indenture, which could result in defaults under agreements governing any of our other indebtedness, including the acceleration of the payment of any borrowings thereunder, and have material adverse consequences for us and the holders of the Notes. In addition, the change of control provisions in the indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “Change of Control” as defined in the indenture that would trigger our obligation to repurchase the Notes. If an event occurs that does not constitute a “Change of Control” as defined in the indenture, we will not be required to make an offer to repurchase the Notes and you may be required to continue to hold your Notes despite the event. See “Description of Notes—Offer to Repurchase Upon a Change of Control Triggering Event.”

Redemption may adversely affect your return on the Notes.

We have the right to redeem some or all of the Notes prior to maturity, as described under “Description of Notes—Optional Redemption of the Notes.” We may redeem the Notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

The limited covenants in the indenture for the Notes and the terms of the Notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture for the Notes will not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, will not protect holders of the Notes in the event that we experience significant adverse changes in its financial condition or results of operations;

•	limit our ability to incur indebtedness that is equal in right of payment to the Notes;

•	restrict our ability to repurchase or prepay its respective securities; or

•	restrict our ability to sell assets, make investments or to repurchase or pay dividends or make other payments in respect of its ordinary shares or other securities ranking junior to the Notes.

Furthermore, the indenture governing the Notes will contain only limited protections in the event of a change in control. We could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations that could substantially affect our capital structure and the value of the Notes.

Neither we nor any of our subsidiaries has any property that has been determined to be a principal property under the indenture.

The indenture governing the Notes will include a covenant that will, among other things, limit our and certain of our subsidiaries’ ability to incur, issue, permit to exist, assume or guarantee any indebtedness for borrowed money if such indebtedness (in the case of an incurrence, issuance or assumption or issuance thereof by us or such subsidiaries) or any such guarantee (in the case of a guarantee by us or any of such subsidiaries) is or becomes secured by a lien on any of our or any such subsidiaries’ principal properties or certain other limited assets. However, as of the date of this prospectus supplement, neither we nor any of our subsidiaries has any property that constitutes a principal property under the indenture.

Federal and state fraudulent transfer or conveyance laws may permit a court to void the Notes and/or the guarantees, and if that occurs, you may not receive any payments on the Notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Notes and the incurrence of the guarantees. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state or jurisdiction to jurisdiction, the Notes or the guarantees could be voided as a fraudulent transfer or conveyance if we or any of the Guarantors, as applicable, (a) issued the Notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the Notes or incurring the guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the Guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the Notes or the incurrence of the guarantees;

•

the issuance of the Notes or the incurrence of the guarantees left us or any of the Guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business as engaged in or contemplated;

•	we or any of the Guarantors intended to, or believed that we or such Guarantor would, incur debts beyond our or such Guarantor’s ability to pay as they mature; or

•

we or any of the Guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or the Guarantors if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent that the guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the Notes. Thus, if a guarantee were legally challenged, it could be subject to the claim that, since such guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than reasonably equivalent value or fair consideration.

The measures of insolvency for purposes of the fraudulent transfer laws vary depending upon the law being applied in any particular proceeding, such that we cannot be certain as to the standards a court would use to determine whether or not we or the Guarantors were insolvent at the relevant time or, regardless of the standard that a court uses, that a court would not determine, regardless of whether or not we or a guarantor were insolvent on the date the Notes or guarantee were issued, that payments to the holders of the Notes or guarantees constituted preferences, fraudulent transfers or conveyances on other grounds, or whether the Notes or the guarantees would be subordinated to our or any of the Guarantors’ other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

If a court were to find that the issuance of the Notes or the incurrence of a guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the Notes or that guarantee, could subordinate the Notes or that guarantee to presently existing and future indebtedness of ours or of the related guarantor or could require the holders of the Notes to repay any amounts received with respect to that guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Notes. Further, the avoidance of the Notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of such debt.

In addition, any payment by us pursuant to the Notes or by a guarantor under a guarantee made at a time we or such guarantor were found to be insolvent could be voided and required to be returned to us or such guarantor or to a fund for the benefit of our or such guarantor’s creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days thereof for any non-insider party and such payment would give such insider or non-insider party more than such party would have received in a distribution in a hypothetical Chapter 7 case under the U.S. Bankruptcy Code.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the Notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of Notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of Notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

Should we default on our debt securities your right to receive payments on such debt securities may be adversely affected by UK insolvency laws.

We are incorporated under the laws of England and Wales. Accordingly, insolvency proceedings with respect to us are likely to proceed primarily under, and to be governed primarily by, UK insolvency law. The procedural and substantive provisions of such insolvency laws are, in certain cases, more favorable to secured creditors than comparable provisions of US law. These provisions afford debtors and unsecured creditors only limited protection from the claims of secured creditors and it may not be possible for us or other unsecured creditors to prevent or delay the secured creditors from enforcing their security to repay the debts due to them under the terms that such security was granted.

There may not be active trading markets for the Notes.

While we will make an application to list the Notes offered hereby on the Official List of the Exchange, we cannot guarantee that the application will be approved as of the issue date of the Notes offered hereby or at any time thereafter, and completion of the offering is not conditioned on obtaining this listing.

Notwithstanding anything herein to the contrary, we may cease to make or maintain a listing on the Official List of the Exchange if such listing is not required to benefit from an exemption on withholding tax on interest payments on the Notes or to otherwise prevent tax from being withheld from interest payments on the Notes.

Accordingly, there can be no assurance that active trading markets for the Notes will ever exist after this offering or will be maintained. If trading markets do not exist or are not maintained, you may find it difficult or impossible to resell Notes. Future trading prices of the Notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the Notes and the markets for similar securities.

Any trading markets that develop would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of such series of Notes;

•	the outstanding amount of such series of Notes;

•	the terms related to optional redemption of such series of Notes; and

•	the level, direction and volatility of market interest rates generally.

Even if active trading markets for the Notes do exist after the offering, there is no guarantee that they will continue. Further, there can be no assurance as to the liquidity of any market that may exist for the Notes, your ability to sell the Notes or the price at which you will be able to sell the Notes.

Any downgrade in our credit ratings could limit our ability to obtain future financing, increase our borrowing costs and adversely affect the trading prices for, or liquidity of, the Notes.

We are subject to periodic review by independent credit rating agencies. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our financial condition or results of operations, may cause the rating agencies to downgrade, place on negative watch or change their outlook on our debt credit rating generally, and the ratings on the Notes, which could adversely impact the trading prices for, or the liquidity of, the Notes. Any such downgrade, placement on negative watch or change in outlook could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements. The ratings on the Notes may not reflect the potential impact of all risks related to structure, market, additional factors discussed above and other factors that may affect the value of the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised, suspended or withdrawn by the rating agency at any time.

The market prices of the Notes may be volatile, which could affect the value of your investment.

It is impossible to predict whether the prices of the Notes will rise or fall. Trading prices of the Notes will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In general, as market interest rates rise, Notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. General market conditions, including investors’ expectations of changes in interest rates, will also have an impact. We cannot predict the future level of market interest rates.

The Notes will be held in book-entry form and, therefore, holders must rely on the procedures of the relevant clearing systems to exercise their rights and remedies.

Unless and until certificated Notes are issued in exchange for book-entry interests in the Notes, owners of the book-entry interests will not be considered owners or holders of the Notes. Instead, DTC, or its nominee, will be the sole holder of the Notes. Payments of distributions and other amounts on or in respect of the Notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the Notes in global form and credited by such participants to indirect participants. Unlike holders of the Notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the Notes. Instead, if a holder owns a book-entry interest, such holder will be permitted to act only to the extent such holder has received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure holders that the procedures implemented for the granting of such proxies will be sufficient to enable holders to vote on any requested actions on a timely basis.

Payments on the Notes to non-U.S. investors could potentially become subject to U.S. withholding.

As described in our Annual Report under “Risk Factors—Risks Relating to Taxation—If our subsidiaries are considered to be engaged in a U.S. trade or business, we could be liable for significant U.S. taxation,” the proper characterization of our income and gains for U.S. tax purposes is not certain, and it is possible that all or a portion of our income and gains could be treated as “effectively connected” with the conduct of a U.S. trade or business, which could result material adverse tax consequences to us. In addition, non-U.S. investors should note that if our income is treated as effectively connected with the conduct of a U.S. trade or business and certain other conditions are met, interest we pay on the Notes to the non-U.S. investors could become subject to U.S. withholding, unless an applicable exemption applies (such as under an applicable tax treaty or the U.S. “portfolio interest” exception, which certain non-U.S. investors may be entitled to upon certification of non-U.S. beneficial ownership, generally on an applicable IRS Form W-8).

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $    after deducting underwriting discounts and our estimated offering expenses. We will advance the net proceeds from the sale of the Notes to RP Holdings, which intends to use the funds for general corporate purposes. RP Holdings may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including marketable securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2025:

•	on an actual basis; and

•	on an as adjusted basis to give effect to this offering and the receipt of the estimated net proceeds therefrom, as described under “Use of Proceeds,” as if such events had occurred on such date.

You should read this table together with “Use of Proceeds” as well as our audited consolidated financial statements and our unaudited condensed consolidated financial statements and related notes thereto, all incorporated by reference in this prospectus supplement.

	June 30, 2025
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$631,908	$
Debt:
Revolving Credit Facility	—		—
Unamortized debt discount and issuance costs	(177,501)
1.200% Senior Notes due 2025	1,000,000		1,000,000
1.750% Senior Notes due 2027	1,000,000		1,000,000
5.150% Senior Notes due 2029	500,000		500,000
2.200% Senior Notes due 2030	1,000,000		1,000,000
2.150% Senior Notes due 2031	600,000		600,000
5.400% Senior Notes due 2034	500,000		500,000
3.300% Senior Notes due 2040	1,000,000		1,000,000
3.550% Senior Notes due 2050	1,000,000		1,000,000
3.350% Senior Notes due 2051	700,000		700,000
5.900% Senior Notes due 2054	500,000		500,000
% Senior Notes due 20 offered hereby	—
% Senior Notes due 20 offered hereby	—
% Senior Notes due 20 offered hereby	—
Term Loan	380,000		380,000

Total debt	8,002,499
Total shareholders’ equity	9,502,940		9,502,940

Total capitalization	$17,505,439	$

DESCRIPTION OF NOTES

The following description is a summary of the terms and provisions of the Notes (referred to in this section only as the “Notes”) and the Indenture (as defined below) governing the Notes. It summarizes only those portions of the Indenture that we believe will be most important to an investor in the Notes. You should keep in mind, however, that it is the Indenture, and not this summary, which will define your rights as a holder of the Notes. There may be other provisions in the Indenture which are also important to you. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Indenture, including definitions therein of certain terms and provisions made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. You should read the Indenture and the Notes for a full description of the terms of the Notes. See “Where You Can Find More Information” for information on how to obtain copies of the Indenture. In this section, the words “Company,” “we,” “us” and “our” refer only to Royalty Pharma plc and not any of its subsidiaries. A copy of the Indenture is available from the Issuer upon request when available.

General

The Notes will be issued by Royalty Pharma plc (the “Issuer” and, together with the Guarantors (as defined below), the “Credit Parties”). The Notes will be fully and unconditionally guaranteed on a joint and several basis by Royalty Pharma Holdings Ltd (“RP Holdings”) and Royalty Pharma Manager, LLC (collectively, the “Initial Guarantors”) and any other person that becomes a Guarantor pursuant to the terms of the Indenture.

The Issuer is offering: (i) $     of     % Senior Notes due 20     (the “20    Notes”), (ii) $     of     % Senior Notes due 20     (the “20     Notes”) and (iii) $     of     % Senior Notes due 20     (the “20     Notes”). Each series of Notes will be issued as a separate series of Notes under the Indenture, and, as such, each series of Notes will vote and act, and may be redeemed, separately.

The Notes of each series will be issued under a base indenture dated as of September 2, 2020 (as supplemented by the fourth supplemental indenture, dated as of June 9, 2025, among the Issuer, the Initial Guarantors and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”), the “base indenture”), among the Issuer, RP Holdings and the Trustee, as supplemented by a supplemental indenture to be dated the issue date of the Notes among the Issuer, the Initial Guarantors and the Trustee (together with the base indenture, the “Indenture”).

The Issuer will apply to The International Stock Exchange Authority for each series of the Notes to be admitted to the Official List of The International Stock Exchange. The Issuer cannot guarantee, however, that its application will be approved as of the issue date of the Notes or at any time thereafter.

The Notes of each series will be issued in fully registered form only, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms of the Notes include those stated in the Indenture. Other than as may be limited by the covenants described below under “—Limitation on Liens” and “—Limitation on Sale and Leaseback Transactions,”

•	the Indenture does not limit the amount of other debt that the Issuer, the Initial Guarantors or any of their respective subsidiaries may incur;

•	the Issuer may, from time to time, without the consent of the holders of the Notes, issue other debt securities under the Indenture in addition to the Notes; and

•

the Issuer may also, from time to time, without the consent of the holders of a series of the Notes, increase the principal amount of the Notes of such series that may be issued under the Indenture and issue additional Notes of such series in the future. Any such additional Notes will have the same terms as the Notes of such series being offered by this prospectus supplement but may be offered at a different offering price or have a different issue date, initial interest accrual date or initial interest payment date than the Notes being offered by this prospectus supplement and accompanying prospectus. If issued, these additional Notes will become part of the same series as such Notes being offered by this prospectus supplement and accompanying prospectus, including for purposes of voting, redemptions and offers to purchase. If any such additional Notes are not fungible with the outstanding Notes of the relevant series for U.S. federal income tax purposes or securities law, such additional Notes will not have the same CUSIP, ISIN or other identifying number as the outstanding Notes of that series.

The Notes do not provide for any sinking fund.

Principal, Interest and Maturity

The aggregate principal amounts of the 20     Notes, the 20     Notes and the 20     Notes will mature and become due and payable, together with any accrued and unpaid interest, on     ,      and     , respectively.

Each of the 20     Notes, the 20     Notes and the 20     Notes will bear interest from     , 2025, or from the most recent interest payment date to which interest has been paid or duly provided for, at the annual rate of      % for the 20     Notes,      % for the 20     Notes and      % for the 20     Notes. Interest on the Notes of each series will be payable semi-annually in arrears on      and      of each year, commencing     , 2026 to the persons in whose names the Notes are registered at the close of business on the immediately preceding      and     , respectively (whether or not a business day), subject to certain exceptions. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

Amounts due on any certificated Note on the stated maturity date or earlier redemption date of the Notes of each series will be payable at the corporate trust office of the Trustee, initially at Wilmington Trust, National Association, Global Capital Markets, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Royalty Pharma Administrator. The Issuer will make payments of principal, premium, if any, and interest in respect of the Notes in book-entry form to DTC (or such designated paying agent for that series) in immediately available funds, while disbursement of such payments to owners of beneficial interests in Notes in book-entry form will be made in accordance with the procedures of DTC and its participants in effect from time to time. The Trustee will initially act as paying agent for payments with respect to all series of the Notes. The Issuer may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that the Issuer will be required to maintain a paying agent in each place of payment for the Notes. All moneys paid by the Issuer to a paying agent for the payment of principal, interest, premium or the repurchase price on Notes which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to the Issuer upon written request, and the holder of such Notes thereafter may look only to the Issuer for payment thereof.

Neither the Issuer nor the Trustee will impose any service charge for any transfer or exchange of a Note. However, the Issuer may require you to pay any taxes or other governmental charges in connection with a transfer or exchange of Notes.

The Issuer is not required to transfer or exchange any Notes selected for redemption for a period of 15 days before mailing of a notice of redemption of the Notes to be redeemed.

If any interest payment date, stated maturity date or earlier redemption or repurchase date falls on a day that is not a business day, in principal place of payment, the Issuer will make the required payment of principal, premium, if any, and/or interest on the next business day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date, stated maturity date or earlier redemption or repurchase date, as the case may be, to the next business day.

As used in the Indenture, the term “business day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies are authorized or obligated by law, regulation or executive order to close in the place where the principal of and premium, if any, and interest on, or any redemption or repurchase price of, the Notes are payable.

Guarantees

The obligations of the Issuer pursuant to the Notes and the Indenture, including any repurchase obligation resulting from a Change of Control Triggering Event, will be fully and unconditionally guaranteed (the “guarantees”), jointly and severally by the Initial Guarantors and any Additional Guarantors as defined below (Additional Guarantors, if any, together with the Initial Guarantors, the “Guarantors”).

If any subsidiary of a Credit Party becomes a guarantor or an obligor in respect of Triggering Indebtedness (as defined below), within 20 business days of such event, such Credit Party shall cause such subsidiary to enter into a supplemental indenture pursuant to which such subsidiary shall agree to provide a guarantee under each series of the Notes, fully and unconditionally and on a senior unsecured basis (each such subsidiary, an “Additional Guarantor”), provided that in no event shall a subsidiary of a Credit Party (other than the Initial Guarantors) be required to provide a guarantee under the Notes of any series if the Issuer reasonably determines that such guarantee is prohibited by, or would be unduly burdensome under, applicable laws or would result in adverse tax consequences to the Issuer or any of its subsidiaries.

“Triggering Indebtedness” means Indebtedness of a Credit Party (or Indebtedness guaranteed by a Credit Party) owed to one or more persons, other than a Credit Party or any subsidiary of a Credit Party, that has an aggregate principal amount and/or committed amount at any one time outstanding and/or committed in excess of $1.0 billion.

“Indebtedness” means with respect to any person on any date of determination, obligations of such person for borrowed money or evidenced by bonds, debentures, notes or similar instruments.

None of the subsidiaries of the Issuer will provide a guarantee on the issue date, other than the Initial Guarantors, and besides the Initial Guarantors, none of the subsidiaries of the Issuer will have any obligation in respect of the Notes. The Issuer and the Initial Guarantors will (directly or indirectly) depend upon funds and payments from subsidiaries of the Issuer to meet their obligations in respect of the Notes or the guarantees, as applicable. Accordingly, the credit character of the Notes is comparable to debt issued by a holding company.

Each guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Notwithstanding the foregoing, a guarantee by a Guarantor will be released (and for the avoidance of doubt, such release shall not require the approval of the Trustee):

•	upon a sale or disposition of such Guarantor in a transaction that complies with the Indenture such that such Guarantor ceases to be a subsidiary of the Issuer;

•	if the Issuer exercises its defeasance options as described below or the Issuer’s obligations under the Indenture are discharged in accordance with the terms of Indenture; or

•

other than with respect to RP Holdings, upon the request of the Issuer and the receipt by the Trustee of an officers’ certificate to the Issuer certifying that such Guarantor is not a guarantor or obligor in respect of Triggering Indebtedness.

Ranking

The payment of the principal of, premium, if any, and interest on the Notes of each series and the payment of any guarantee will:

•	rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness, liabilities and other obligations of the Issuer or the relevant Guarantor;

•	rank senior in right of payment to all existing and future subordinated indebtedness of the Issuer or the relevant Guarantor;

•	be effectively subordinated to all existing and future secured indebtedness of the Issuer or the relevant Guarantor, to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of subsidiaries of the Issuer or the relevant Guarantor.

Other than as may be limited by the covenants described below under “—Limitation on Liens” and “—Limitation on Sale and Leaseback Transactions,” the Indenture does not contain any limitations on the amount of additional indebtedness that the Issuer or any of the Guarantors or any of their respective subsidiaries may incur.

The Notes and the guarantees are obligations of the Credit Parties and are not obligations of the subsidiaries of the Credit Parties. The Credit Parties (other than RP Manager which provides certain investment management services to RP Holdings and Royalty Pharma Investments 2019 ICAV) do not conduct material independent operations and substantially all of their operations are conducted through subsidiaries of RP Holdings. The Issuer’s cash flow and ability to service debt, including the Notes, depend upon receiving loans, advances and other payments from the Guarantors and their subsidiaries. The Initial Guarantors will (directly or indirectly) depend on the distribution of earnings, loans or other payments by certain direct or indirect subsidiaries of RP Holdings to make such payments to the Issuer. These subsidiaries are separate and distinct legal entities and the subsidiaries which are not Guarantors have no obligation to pay any amounts due on the Notes or to provide the Credit Parties with funds to satisfy any payment obligations with respect to the Notes. In addition, any payment of dividends, distributions, loans, advances or other payments by subsidiaries of the Guarantors could be subject to statutory or contractual restrictions. Payments due to the Guarantors by the relevant subsidiaries will also be contingent upon the earnings and business considerations of such subsidiaries. The Guarantors’ right to receive any assets of any of the relevant subsidiaries, as common equity holders of such respective subsidiaries where applicable, upon such respective subsidiaries’ liquidation or reorganization, and therefore the right of the holders of the Notes to participate in those assets, would be structurally subordinated to the claims of such subsidiary’s creditors, including trade creditors, and claims of preferred equity-holders, if any. If any Credit Party were an unsecured creditor of any Guarantor’s subsidiary, its rights as a creditor would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary that is senior to that held by such Credit Party.

Limitation on Liens

The Indenture provides that the Credit Parties will not, and will not permit any of their subsidiaries to, create, assume, incur or guarantee any indebtedness for money borrowed (or any guaranty thereof) that is secured by a pledge, mortgage, lien or other encumbrance (other than Permitted Liens) on any Principal Property (as defined below) or any voting stock or profit participating equity interests of their respective subsidiaries (to the extent of their ownership of such voting stock or profit participating equity interests) or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or any substantial part of the business of any of such subsidiaries, without providing that the Notes of each series (together with, if the Credit Parties shall so determine, any other indebtedness of, or guaranteed by, the Credit Parties ranking equally with each series of Notes and existing as of the closing of the offering of the Notes or thereafter created) will be secured equally and ratably with or prior to all other indebtedness secured by such pledge, mortgage, lien or other encumbrance on the Principal Property or the voting stock or profit participating equity interests of any such entities, unless after giving effect thereto the aggregate amount of all indebtedness for money borrowed (or any guaranty thereof) that is so secured, together with all Attributable Debt (as defined below) in respect of sale and leaseback transactions involving Principal Properties, would not exceed 15% of the Consolidated Total Assets (as defined below) of the Issuer. As of the date of this prospectus, the Issuer does not own or lease any Principal Property. See “Risk Factors—Risks Relating to the Notes and Our Other Indebtedness—Neither we nor any of our subsidiaries has any property that has been determined to be a principal property under the indenture.”

This covenant will not limit the ability of the Credit Parties or any of their subsidiaries to incur indebtedness or other obligations secured by liens on assets other than the Principal Property and the voting stock or profit participating equity interests of their respective subsidiaries.

“Attributable Debt” means the present value (discounted at the rate of 8.0% per annum compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

“Consolidated Total Assets” means, with respect to any person as of any date, the amount of total assets as shown on the latest consolidated balance sheet of such person for the most recent fiscal quarter for which financial statements are available prepared in accordance with generally accepted accounting principles.

“Permitted Liens” means (a) liens on any Principal Property or voting stock or profit participating equity interests of any subsidiary existing at the time such entity becomes a direct or indirect subsidiary of the Issuer or is merged into a direct or indirect subsidiary of the Issuer (provided that such lien was not incurred in anticipation of such transaction and was in existence prior to such transaction) so long as such lien does not extend to any other property and the debt so secured is not increased, and purchase money mortgages and construction cost mortgages existing at or incurred within 360 days of the time of acquisition thereof, (b) statutory liens, liens for taxes or assessments or governmental liens not yet due or delinquent or which can be paid without penalty or are being contested in good faith, (c) liens in favor of a Credit Party, (d) liens existing on the first date on which any Notes issued under the Indenture are authenticated by the Trustee and (e) liens to secure any extension, renewal or replacement of any indebtedness for money borrowed (“Refinanced Debt”) secured by any pledge, mortgage, lien or other encumbrance referred to in the foregoing clauses (a) through (d), so long as (i) any such lien does not extend to any Principal Property, voting stock or profit participating equity interests that did not secure the indebtedness for money borrowed that is to be extended, renewed or replaced (the “Original Debt”) and (ii) the principal amount of the Refinanced Debt does not exceed the principal amount of the Original Debt, plus accrued and unpaid interest thereon together with any fees, premiums (including tender premiums) and expenses relating to such extension, renewal or replacement.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing or research, owned or leased by the Issuer or any of its subsidiaries and having a net book value which, on the date of the determination as to whether a property is a Principal Property is being made, exceeds 1% of Consolidated Total Assets, other than any such building, structure or other facility or portion thereof that the Board of Directors of the Issuer determines in good faith is not of material importance to the total business conducted or assets owned by the Issuer and its subsidiaries as an entirety.

Limitation on Sale and Leaseback Transactions

The Indenture provides that the Credit Parties and their subsidiaries may not enter into any sale and leaseback transaction involving any Principal Property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless (a) such Credit Party or such subsidiary could incur a lien on such property under the restrictions described above under

“—Limitation on Liens” in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Notes or (b) such Credit Party, within 180 days after the sale or transfer by the Credit Party, applies to the retirement of its funded debt (defined as pari passu indebtedness for borrowed money of a Credit Party having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of determination of the amount thereof) an amount equal to the greater of (i) the net proceeds of the sale of the Principal Property sold and leased pursuant to such arrangement and (ii) the fair market value of the Principal Property so sold and leased (subject to credits for certain voluntary retirements of funded debt) as determined in good faith by the board of directors of the Issuer. A sale and leaseback transaction is an arrangement between a Credit Party and any person in which the Credit Party leases back for a term of more than three years a Principal Property that the Credit Party has sold or transferred to that person.

Consolidation, Merger, Sale of Assets and Other Transactions

None of the Credit Parties may consolidate with or merge into any other person, or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless:

•

such Credit Party is the surviving person, or the person formed by such consolidation or into which such Credit Party is merged or the person which acquires by conveyance or transfer, or which leases, such Credit Party’s properties and assets substantially as an entirety (if not such Credit Party) (a “Successor Party”) is a corporation, limited liability company, partnership or other entity that is organized and validly existing under the laws of the United States or any state thereof, Bermuda, Cayman Islands, Gibraltar or British Crown Dependencies, a member country of the Organisation for Economic Co-operation and Development, or any political subdivision of any of the foregoing (together with the United States or any state thereof, the “Permitted Jurisdictions”), and has expressly assumed by supplemental indenture all of the obligations of such Credit Party under the Indenture and the Notes or guarantee thereof, as applicable;

•	immediately after giving effect to such transaction, no default or Event of Default has occurred and is continuing; and

•

the Issuer delivers to the Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and any supplemental indenture, if any, comply with the Indenture and that all conditions precedent provided for in the Indenture relating to such transaction (and the execution of such supplemental indenture, if any) have been complied with.

For as long as any Notes remain outstanding, each of the Credit Parties must be organized under the laws of a Permitted Jurisdiction.

Any person that becomes a Successor Party pursuant to this covenant will be substituted for the applicable Credit Party in the Indenture, with the same effect as if it had been an original party to the Indenture. As a result, the Successor Party may exercise the rights and powers of the applicable Credit Party under the Indenture, and, except in the case of a lease, the prior Credit Party will be released from all of its liabilities and obligations under the Indenture and under the Notes (if a successor to the Issuer) or under the Indenture and under its guarantee (with respect to a Guarantor).

The phrase “substantially as an entirety,” as used with respect to assets and properties in this covenant, is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. Although there is a limited body of case law interpreting the phrase “substantially as an entirety,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that any person assume a Credit Party’s obligations on the Indenture, Notes or guarantee thereof, as applicable, in connection with any conveyance, transfer or lease of a Credit Party’s properties and assets may be uncertain.

Offer to Repurchase Upon a Change of Control Triggering Event

If a Change of Control Triggering Event (defined below) occurs, unless the Issuer has exercised its option to redeem the Notes of a series as described below, the Issuer will make an offer to each holder of Notes of such series to repurchase all or any part of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but excluding, the date of purchase. Within 30 days following any Change of Control Triggering Event or, at the Issuer’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Issuer will give notice to each holder (with a copy to the Trustee) describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given. The notice shall, if given prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. The Issuer will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Notes by virtue of such conflict.

On the Change of Control Triggering Event payment date, the Issuer will, to the extent lawful:

1.	accept for payment all Notes or portions of Notes properly tendered (and not validly withdrawn) pursuant to the Issuer’s offer;

2.	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered (and not validly withdrawn); and

3.	deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by the Issuer.

The paying agent will promptly deliver to each holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note of the same series equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note representing any unpurchased portion of any Notes surrendered will be in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

The Issuer will not be required to make an offer to repurchase the Notes of a series upon a Change of Control Triggering Event if a third party makes an offer in respect of the Notes of such series in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

There can be no assurance that sufficient funds will be available at the time of any Change of Control Triggering Event to make required repurchases of Notes tendered. The failure of the Issuer or the Guarantors to repurchase the Notes of a series upon a Change of Control Triggering Event would result in a default with respect to such series under the Indenture. If the holders of the Notes exercise their right to require the Issuer to repurchase the Notes upon a Change of Control Triggering Event, the financial effect of this repurchase could result in defaults under any revolving credit facility or debt instruments to which the Issuer or any Guarantor is or could become party, including the acceleration of the payment of any borrowings thereunder. It is possible that the Credit Parties will not have sufficient funds at the time of the Change of Control Triggering Event to make the required repurchase of the Credit Parties’ other debt and the Notes. See “Risk Factors—We may not be able to repurchase the Notes upon a change of control triggering event.”

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the combined assets of the Issuer and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase the Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the Notes:

“Below Investment Grade Rating Event” means the rating on the Notes of a series is lowered in respect of a Change of Control and the Notes of such series are rated below Investment Grade by two of the three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended until the ratings are announced if during the period beginning on the date of such public notice and ending on the 60th day following public notice of a Change of Control the rating of the Notes of such series is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Issuer in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event). The Issuer will request the Rating Agencies to make such confirmation in connection with any Change of Control and shall promptly deliver an officers’ certificate to the Trustee certifying as to whether or not such confirmation has been received or denied.

“Board of Directors” means:

•	with respect to a corporation, the board of directors of the corporation or a duly authorized committee thereof;

•	with respect to a partnership, the board of directors of the general partner of the partnership;

•	with respect to a limited liability company managed by the member or members, the managing member or members or any controlling committee of managing members thereof;

•	with respect to a limited liability company managed by a manager or managers, the manager or managers and any controlling committee of managers; and

•	with respect to any other person, the board or committee of such person serving a similar function.

“Capital Stock” of any person means any and all shares, interests (including general or limited partnership interests, limited liability company or membership interests or limited liability partnership interests), participations or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, but in no event will Capital Stock include any debt securities convertible or exchangeable into equity.

“Change of Control” means the occurrence of the following:

•

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the combined assets of the Issuer and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision); or

•

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision) (other than the Issuer or one of its subsidiaries), becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a majority of the Voting Stock (as defined below) in the Issuer or other Voting Stock into which the Issuer’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

•

the Issuer consolidates with, or merges with or into, any “person” (as that term is used in Section 13(d) of the Exchange Act or any successor provision) or any such person consolidates with, or merges with or into, the Issuer, in either case, pursuant to a transaction in which any of the Issuer’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of the Issuer’s Voting Stock outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction, in each case, measured by voting power rather than number of shares; or

•	the adoption of a plan relating to the Issuer’s liquidation or dissolution.

“Change of Control Triggering Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Inc., or any successor thereto.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or Fitch (or its equivalent under any successor rating categories of Fitch) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Issuer’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Issuer as a replacement Rating Agency).

“Issuer” means Royalty Pharma plc or any Successor Party thereto.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Rating Agency” means:

•	each of Moody’s, S&P and Fitch; and

•

if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Issuer as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor thereto.

“Voting Stock” of any person as of any date means the Capital Stock of such person that is ordinarily entitled to vote in the election of the Board of Directors of such person.

If holders of not less than 90% in aggregate principal amount of the outstanding Notes of the applicable series validly tender and do not withdraw such Notes in an offer to repurchase such Notes upon a Change of Control Triggering Event and the Issuer, or any third party making such an offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such holders, the Issuer or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such repurchase pursuant to the offer described above, to redeem all Notes of such series that remain outstanding following such purchase on a date specified in such notice and at a price in cash equal to 101% of the aggregate principal amount of Notes to be redeemed plus any accrued and unpaid interest on the Notes to be redeemed to, but excluding, the date of purchase specified in such notice.

Optional Redemption of the Notes

The Issuer may redeem the Notes of any series, in whole or in part, at any time and from time to time, as follows:

•

Prior to the applicable Par Call Date (as set forth below) at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) 100% of the principal amount of the Notes of such series being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on the Notes of such series being redeemed (assuming, that the Notes matured on the applicable Par Call Date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus the applicable Make-Whole Amount, plus in each case accrued and unpaid interest thereon to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

•

On or after the applicable Par Call Date at a redemption price equal to 100% of the principal amount of the Notes of such series being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

If the Issuer redeems one series of Notes the Issuer will have no obligation to redeem any other series of Notes.

“Make-Whole Amount” means, with respect to (i) the 20    Notes,     basis points, (ii) the 20    Notes,     basis points and (iii) the 20    Notes,     basis points.

“Par Call Date” means, with respect to (i) the 20    Notes,     , (ii) the 20    Notes,    and (iii) the 20    Notes,   .

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

In the case of any partial redemption of a series of Notes, selection of the Notes for redemption will be selected for redemption by DTC in accordance with its operating procedures. A new Note of such series in principal amount equal to the unredeemed portion of any certificated Note will be issued in the name of the holder thereof upon cancellation of the original Note. Notice of redemption will be given to each holder of Notes to be redeemed not less than 10 nor more than 60 days prior to the date set for such redemption. This notice will include the following information: the redemption date; the redemption price (or the method of calculating such price); if less than all of the outstanding Notes are to be redeemed, the identification (and, in the case of partial redemption, the respective principal amounts) of the Notes to be redeemed; that on the redemption date the redemption price will become due and payable and that interest will cease to accrue unless the Issuer defaults in the payment of the redemption price; the place or places where such Notes are to be surrendered for payment of the redemption price; and the CUSIP number of the Notes to be redeemed. Any notice of any redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a securities offering or other corporate transaction.

By no later than 10:00 a.m. (New York City time) on the redemption date, the Issuer will deposit or cause to be deposited with the Trustee or with another paying agent (or, if any of the Credit Parties is acting as the Issuer’s paying agent with respect to the Notes, such Credit Party will segregate and hold in trust as provided in the Indenture) an amount of money sufficient to pay the aggregate redemption price of, and (except if the redemption date shall be an interest payment date) accrued interest on, all of the Notes or the part thereof to be redeemed to, but exluding, the redemption date. On the redemption date, the redemption price will become due and payable upon all of the Notes to be redeemed, and interest, if any, on the Notes to be redeemed will cease to accrue from and after that date unless the Issuer defaults in the payment of the redemption price. Upon surrender of any such Notes for redemption, the Issuer will pay those Notes surrendered at the redemption price together, if applicable, with accrued interest to (but excluding) the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Any certificated Notes to be redeemed only in part must be surrendered at the office or agency established by the Issuer for such purpose, and the Issuer will execute, and the Trustee will authenticate and deliver to a holder without service charge, new Notes of the same series and of like tenor, of any minimum authorized denomination as requested by that holder in a principal amount equal to and in exchange for the unredeemed portion of the principal of the Notes that holder surrenders.

Optional Tax Redemption

If, as a result of any amendment to, or change in, the laws (or any rulings, rules or regulations thereunder) of a Relevant Taxing Jurisdiction (as defined below) or any amendment to or change in an official interpretation or application of such laws, rulings, rules or regulations (including by virtue of a holding, judgment, order by a court or change in published administrative practice), which amendment or change becomes effective (or, in the case of an amendment or change in official interpretation or application, is announced) on or after the date of this prospectus supplement (or in the case where a jurisdiction becomes a Relevant Taxing Jurisdiction after the date of this prospectus supplement, on or after the date such jurisdiction becomes a Relevant Taxing Jurisdiction under the Indenture) the relevant Payor (as defined below) would be obligated, after taking all reasonable measures available to it to avoid the requirement to pay Additional Amounts then, at the Issuer’s option, all, but not less than all, of any series of Notes may be redeemed at any time on giving not less than 10 nor more than 60 days’ notice to the holders of such Notes, at a redemption price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest and any Additional Amounts due thereon up to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which the relevant Payor would be obligated to pay these Additional Amounts if a payment on Notes of such series were then due, and (2) at the time such notice of redemption is given such obligation to pay such Additional Amounts remains in effect.

Prior to the delivery of any notice of redemption to the holders pursuant to this provision, the Issuer will deliver to the Trustee and the paying agent:

•

an officers’ certificate of the Issuer stating that the Issuer is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the Issuer’s right to redeem have occurred, and

•

an opinion of tax counsel or an independent tax advisor, in either case reasonably satisfactory to the Trustee stating that no later than the next succeeding date on which any amount is to be paid, the relevant Payor has or will become obligated to pay such Additional Amounts as a result of such amendment or change.

The foregoing notice of redemption, once delivered by the Issuer to the holders, will be irrevocable subject to any conditions precedent set forth in such notice.

Payment of Additional Amounts

All payments made by or on behalf of the Issuer, any Guarantor, or any successor thereto (each, a “Payor”) under, or with respect to, the Notes or any guarantees will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (collectively, “Taxes”) unless the withholding or deduction of such Taxes is then required by law or the official interpretation or administration thereof. If any deduction or withholding for, or on account of, any Taxes imposed, levied, collected or assessed by or on behalf of (1) the United Kingdom or any political subdivision or governmental authority thereof or therein having power to tax, (2) any jurisdiction from or through which payment on the Notes or any guarantees is made on behalf of the Payor, or any political subdivision or governmental authority thereof or therein having the power to tax or (3) any other jurisdiction in which a Payor is organized, tax resident or engaged in business for tax purposes, or any political or governmental authority thereof or therein having the power to tax (each of clause (1), (2) and (3), a “Relevant Taxing Jurisdiction”) will at any time be required from any payments made with respect to the Notes or any guarantees, including payments of principal, premium, if any, redemption price or interest, the Payor will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received by each holder will equal the amounts that would have been received in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:

1.

any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder or beneficial owner and the Relevant Taxing Jurisdiction, including being or having been a citizen, resident, or national thereof or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein (but excluding any connection arising merely from the receipt of such payment or the acquisition or ownership of such Note or enforcement of rights thereunder);

2.	any estate, inheritance, gift, sales, excise transfer or personal property or similar tax;

3.

any Taxes which are imposed, payable or due because the Notes are presented (where presentation is required) for payment more than 30 days after the date such payment was due and payable or was first provided for, whichever is later, except for Additional Amounts with respect to Taxes that would have been imposed had the holder presented the Note for payment on the last day of such 30-day period;

4.

any Taxes that are imposed or withheld by reason of the failure of the holder or beneficial owner of a Note to comply with any certification, identification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection of the holder or such beneficial owner with the Relevant Taxing Jurisdiction or to make, any other claim or filing for exemption to which it is entitled if such compliance, making a claim or filing for exemption is required as a precondition to exemption from all or part of such Taxes but only to the extent the holder or beneficial owner is legally entitled to provide such certification, identification, information or documentation or other requirement and provided that at least 30 days prior to the first payment date with respect to which such certification, identification, information or documentation or other requirement is required by the Issuer, the relevant holder at that time has been notified that such payment will be subject to such Taxes (in accordance with the procedures set forth in the Indenture) by the Payor or any other person through whom payment may be made;

5.	any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or any guarantees;

6.

any withholding or deduction that is imposed in connection with Sections 1471-1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (and any successor provision to any of those Sections), and the U.S. Treasury regulations or any rulings thereunder (“FATCA”) and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code (and any successor provision thereto), any intergovernmental agreement between the United States and any other jurisdiction implementing, or relating to, FATCA or any law, regulation or official guidance enacted or issued in any jurisdiction with respect thereto; or

7.	any combination of the above.

Also, no Additional Amounts will be payable with respect to any payment of principal of (or premium, if any, on) or interest on such Note or with respect to any payment on a guarantee to any holder who is a fiduciary or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor or beneficial owner held such Note directly.

The Payor will (1) make any required withholding or deduction and (2) remit the full amount deducted or withheld to the applicable taxing authority in the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts or other available documentation evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing

Jurisdiction imposing such Taxes and will attach to each certified copy (or other evidence) an officers’ certificate stating the amount of such withholding Taxes paid per $1,000 principal amount of the Notes, copies of which shall be promptly delivered to the Trustee and each paying agent.

The Payor will pay any present or future stamp, court or documentary taxes or property taxes, charges or similar levies (including interest and penalties to the extent resulting from a failure by the Issuer to timely pay amounts due) that arise in any jurisdiction from the execution, delivery or registration of any Notes or any other document or instrument referred to therein (other than a transfer of the Notes), excluding any such taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction or any jurisdiction in which a paying agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Notes or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes.

The foregoing obligations will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any Relevant Taxing Jurisdiction with respect to any successor person to a Payor.

Any reference in this prospectus supplement, the Indenture or the Notes to principal, premium or interest in respect of the Notes of a series will be deemed also to refer to any Additional Amounts that may be payable with respect to such principal, premium or interest under the obligations referred to in this subsection.

Financial Reports

For so long as the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer must provide (or cause its affiliates to provide) to the Trustee, unless available on the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system (or successor system), within 15 days after the Issuer files the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Issuer may file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act.

Delivery of such reports, information and documents to the Trustee shall be for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of the covenants contained in the Indenture (as to which the Trustee will be entitled to conclusively rely upon an officers’ certificate). The Trustee shall have no obligation to determine if and when the Issuer’s information is available on the SEC’s EDGAR system and the Trustee shall have no obligation to obtain any reports that are posted on the SEC’s EDGAR system. The Issuer shall either provide the Trustee with prompt written notification at such time that the Company becomes, or ceases to be, a reporting company or continue to provide the Trustee the information as set forth in this section.

Events of Default, Notice and Waiver

The following shall constitute “Events of Default” under the Indenture with respect to a series of the Notes:

•	the Issuer’s failure to pay any interest on the Notes of such series when due and payable, continued for 30 consecutive days;

•	the Issuer’s failure to pay principal (or premium, if any) on such series of Notes when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise;

•	the Issuer’s failure to pay the repurchase price of such series when due in connection with a Change of Control Triggering Event;

•

any Credit Party’s failure to observe or perform any other covenants or agreements with respect to the Notes of such series for 90 days after the Issuer receives notice of such failure from the Trustee or 90 days after the Issuer and the Trustee receive notice of such failure from the holders of at least 25% in aggregate principal amount of all series of outstanding Notes affected thereby;

•

one or more defaults shall have occurred under any of the agreements, indentures or instruments under which the Issuer or any of its Significant Subsidiaries (as defined below) has outstanding Indebtedness in excess of $250.0 million, individually or in the aggregate, and either (a) such default results from the failure to pay such Indebtedness at its stated final maturity and such default has not been cured or the Indebtedness repaid in full within 20 days of the default or (b) such default or defaults have resulted in the acceleration of the maturity of such indebtedness and such acceleration has not been rescinded or such Indebtedness repaid in full within 20 days of the acceleration;

•

one or more judgments or orders that exceed $250.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Issuer or any of its Significant Subsidiaries and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days after such judgment or judgments become final and nonappealable;

•	certain events of bankruptcy, insolvency or reorganization of the Issuer or of any Guarantor; and

•

a guarantee of any Guarantor ceases to be in full force and effect or is declared to be null and void and unenforceable or such guarantee is found to be invalid or a Guarantor denies its liability under its guarantee (other than by reason of release of such Guarantor in accordance with the terms of the Indenture).

“Significant Subsidiary” means a subsidiary of the Issuer that meets the definition of “significant subsidiary” in Article 1, Rule 1-02(w) of Regulation S-X under the Exchange Act.

The Trustee is not to be charged with knowledge of any default or Event of Default or knowledge of any cure of any Default or Event of Default unless either (i) a responsible trust officer of the Trustee with direct responsibility for the Indenture has actual knowledge of such default or Event of Default or (ii) written notice of such default or Event of Default has been given to a responsible trust officer of the Trustee with direct responsibility for the Indenture by the Issuer or any holder.

If an Event of Default with respect to the Notes of a series shall occur and be continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes of such series may declare, by notice as provided in the Indenture, the principal amount of all outstanding Notes to be due and payable immediately; provided that, in the case of an Event of Default involving certain events of bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of at least a majority in aggregate principal amount of the Notes of all series issued under the Indenture (voting as a single class) may, under certain circumstances, rescind and annul such acceleration if all existing Events of Default, other than the nonpayment of accelerated principal, have been cured, waived or otherwise remedied.

Any past default under the Indenture with respect to the Notes of a series, and any Event of Default arising therefrom, may be waived by the holders of a majority in principal amount of all outstanding Notes of such series, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any series of Note, or the repurchase price in connection with a Change of Control Triggering Event, or default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding Note affected, provided that there has been paid or deposited with the Trustee a sum sufficient to pay all amounts due to the Trustee and to reimburse the Trustee for any and all fees, expenses and disbursements advanced by the Trustee, its agents and its counsel incurred in connection with such default or Event of Default.

The Trustee is required within 90 days after the occurrence of a default (of which a responsible trust officer of the Trustee with direct responsibility for the Indenture is deemed to have actual notice (as described above) has occurred and is continuing), with respect to a series of the Notes (without regard to any grace period or notice requirements), to give to the holders thereof notice of such default; provided that except in the case of a default in the payment of principal of (or premium, if any) or interest on any series of Notes, or the repurchase price in connection with a Change of Control Triggering Event, the Trustee may withhold notice if and so long as a committee of responsible trust officers of the Trustee in good faith determines that withholding notice is in the interests of the holders.

The Trustee may require indemnification by the holders with respect to which a default has occurred before proceeding to exercise any right or power under the Indenture at the request of the holders. Subject to such right of indemnification and to certain other limitations, the holders of at least a majority in aggregate principal amount of the outstanding Notes of each series issued under the Indenture that are affected (voting as a single class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to such series of Notes, provided that such direction shall not be in conflict with any rule of law or with the Indenture and the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

No holder of Notes of a series may institute any action against the Credit Parties under the Indenture (except actions for payment of overdue principal of (and premium, if any) or interest on such Notes in accordance with its terms) unless (i) the holder has given to the Trustee written notice of an Event of Default and of the continuance thereof with respect to such Notes specifying an Event of Default, as required under the Indenture, (ii) the holders of at least 25% in aggregate principal amount of outstanding Notes of such series under the Indenture shall have requested the Trustee to institute such action and offered to the Trustee indemnity or security satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iii) the Trustee shall not have instituted such action within 60 days of such request and provision of indemnity or security (if so requested) and (iv) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes of such series.

The Issuer is required to furnish the Trustee annually an officers’ certificate to the effect that, to the best of the signer’s knowledge, the Issuer is not in default in the fulfillment of any of its obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default and steps they are taking to cure such default.

Defeasance and Covenant Defeasance

Except as prohibited by the Indenture, if the Issuer deposits with the Trustee sufficient money or United States government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal or valuation firm or firm of independent public accountants, to pay the principal of, and premium, if any, and interest on, any series of Notes on the scheduled due dates therefor, then at the Issuer’s option the Issuer may be discharged from certain of its obligations with respect to the applicable series of Notes or elect that its failure to comply with certain covenants, including those described in “—Offer to Repurchase Upon a Change of Control Triggering Event,” “—Consolidation, Merger, Sale of Assets and Other Transactions,” “—Limitation on Liens,” “—Limitation on Sale and Leaseback Transactions” and the requirement to add Additional Guarantors as described in “—Guarantors” will not be deemed to be or result in an Event of Default under the Notes. To exercise any such option to defease, the Issuer must deliver to the Trustee a legal opinion issued by counsel of recognized standing confirming that the beneficial owners of such series of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance or discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit or defeasance had not occurred.

Satisfaction and Discharge

The Indenture provides that when, among other things, all the Notes of any series not previously delivered to the Trustee for cancellation: have become due and payable; will become due and payable at their stated

maturity within one year; or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Issuer or by the Trustee in the Issuer’s name and at the Issuer’s expense, and the Issuer or a Guarantor deposits or causes to be deposited with the Trustee, in trust, an amount of money or U.S. Government Obligations, or a combination thereof (such amount to be certified pursuant to an officers’ certificate in the case of U.S. Government Obligations) sufficient to pay and discharge the entire indebtedness on such series of Notes not previously delivered to the Trustee for cancellation, for the principal and premium, if any, and interest to the date of the deposit (if the Notes are then due and payable) or to the stated maturity or redemption, as the case may be, then the Indenture will cease to be of further effect with respect to such series, and the Issuer will be deemed to have satisfied and discharged the Indenture with respect to such series. However, the Issuer will continue to be obligated to pay all other sums due under the Indenture and to provide the officers’ certificates and an opinion of counsel described in the Indenture.

Modification and Waiver

The Issuer, the Guarantors and the Trustee may supplement the Indenture for certain limited purposes without the consent of holders. The Issuer, the Guarantors and the Trustee may also modify the Indenture in a manner that affects the interests or rights of the holders of a series of Notes with the consent of the holders of at least a majority in aggregate principal amount of the Notes of such series at the time outstanding. However, the Indenture requires the consent of each holder of an outstanding Note of the series affected by any modification which would:

•

change the fixed maturity of a series of Notes, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof;

•	reduce the amount of principal payable upon acceleration of the maturity thereof;

•	reduce the repurchase price in connection with a Change of Control Triggering Event;

•	change the currency in which any series of Notes or any premium or interest is payable;

•	change the date on which any series of Notes may or must be redeemed;

•	impair the right to enforce any payment on or with respect to any series of Notes;

•

reduce the percentage in principal amount of outstanding Notes the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

•	subordinate the Notes or any guarantee of any series to any other obligation of the Issuer or the applicable Guarantor;

•	modify any guarantee of the Notes in any manner adverse to the holders; or

•	modify any of the above bullet points.

The Indenture permits the holders of at least a majority in aggregate principal amount of the outstanding Notes of each series affected by the modification or amendment to waive compliance with certain covenants contained in the Indenture. Such modification might be deemed for U.S. federal income tax purposes to be an exchange of the Notes of a series for “new” Notes with the modified terms, resulting in recognition of gain or loss for such purposes and possibly certain other tax consequences to the beneficial owners of the Notes with the modified terms. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of any such modification.

Book-Entry, Delivery and Form

The Notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (the “Global Notes”). The Global Notes will be deposited upon issuance with The Depository

Trust Company, New York, New York (“DTC”), and registered in the name of a nominee of DTC in the form of a global certificate. DTC has advised us that pursuant to procedures established by it (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or Holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture .

Payments of the principal of, premium, if any, and interest (including additional interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Notes. None of Aptiv, the Trustee or any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

DTC has advised us that its present practice is, upon receipt of any payment of principal, premium, if any, and interest (including additional interest) on the Global Notes, to credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC. Payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a Holder requires physical delivery of a certificated security for any reason, including to sell Notes to persons in states which require physical delivery of the Notes, or to pledge such securities, such Holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture .

DTC has advised us that it will take any action permitted to be taken by a Holder of Notes, including the presentation of Notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the Indenture, DTC will exchange the Global Notes for certificated securities, which it will distribute to its participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Clearstream. Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic bookentry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the Notes sold outside of the United States and cross-market transfers of the Notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When Notes are to be transferred from the account of a DTC participant to the account of a

Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive Notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the Notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending Notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer Notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these Notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the Notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Certificated Securities

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes and any participant requests a certificated note in accordance with DTC procedures; or

•	certain other events provided in the Indenture should occur.

In connection with any proposed exchange of a certificated Note for a Global Note, there shall be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information

Governing Law

The Indenture is, and the Notes and guarantees will be, governed by, and construed in accordance with, the internal laws of the State of New York.

Trustee

The Trustee under the Indenture is Wilmington Trust, National Association.

CERTAIN UNITED KINGDOM TAX CONSEQUENCES

The following is a general, non-exhaustive summary based on current United Kingdom tax law and published HM Revenue and Customs (“HMRC”) practice regarding certain aspects relevant to the United Kingdom tax position of persons beneficially owning Notes and should be treated with appropriate caution. Particular rules may apply to certain classes of taxpayers holding Notes (such as dealers and persons connected with us). The summary does not constitute tax or legal advice and the comments below are of a general nature only and may be subject to change in the future, possibly with retrospective effect. The following only applies to persons who are not resident (and, in the case of individuals, domiciled) in the United Kingdom for United Kingdom tax purposes and only covers those matters specifically referred to below. Prospective investors in the Notes should consult their professional advisers on the tax implications of the holding, redemption or sale of the Notes and the receipt of interest thereon under the laws of their country of residence, citizenship or domicile.

United Kingdom Withholding Tax

Payments by the Company

Payments of interest on the Notes may be made without withholding or deduction for or on account of United Kingdom income tax provided that the Notes are and continue to be listed on a “recognised stock exchange” within the meaning of Section 1005 of the Income Tax Act 2007 (“ITA”) for the purposes of section 987 of the ITA or admitted to trading on a “multilateral trading facility” operated by a regulated recognised stock exchange (within the meaning of section 987 of the ITA). The International Stock Exchange is a recognised stock exchange for these purposes. Securities such as the Notes will be treated as listed on the International Stock Exchange if they are included in the Official List of the International Stock Exchange and are admitted to trading on the International Stock Exchange.

In the event that payments under the Notes were to be subject to withholding or deduction for or on account of United Kingdom income tax, certain holders of Notes who are resident in the United States may be entitled to receive payments free of withholding or deduction for or on account of United Kingdom income tax under the double taxation agreement between the United Kingdom and the United States which entered into force on March 31, 2003 and HMRC may issue a direction to the payor to that effect. Holders of Notes who are resident in other jurisdictions may also be able to receive payment free of withholding or deduction for or on account of United Kingdom income tax or subject to a lower rate of such withholding or deduction under an appropriate double taxation treaty in such circumstances and HMRC may issue a direction to that effect. However, any such direction will, in any case, be issued only following prior application to the relevant tax authorities by the holder in question. If such a direction is not in place at the time such a payment is made, the Company would be required to withhold or deduct for or on account of United Kingdom income tax at the basic rate (currently 20%), although a holder of Notes resident in another jurisdiction who is entitled to relief may subsequently claim from HMRC the amount, or a proportion of the amount, withheld or deducted.

Payments under the Guarantee

If RP Holdings or RP Manager makes payments on the Notes as guarantor, it is possible that such payments may be subject to United Kingdom withholding tax at the basic rate (currently 20%). Any such withholding would be subject to any relief that may be available and claimed under any applicable double tax treaty, or to any other exemption which may apply. Such payments by a guarantor may not be eligible for the exemption described above in respect of the Notes being listed on a recognised stock exchange.

Other Rules Relating to United Kingdom Withholding Tax

Where the Notes are issued at an issue price of less than 100 per cent of their principal amount, any discount element on any such Notes will not generally be subject to any United Kingdom withholding tax pursuant to the above.

Where the Notes are to be, or may fall to be, redeemed at a premium, as opposed to being issued at a discount, then any such element of premium may constitute a payment of interest. Payments of interest are subject to United Kingdom withholding tax as outlined above.

References to “interest” above mean “interest” as understood in United Kingdom tax law. The statements above do not take any account of any different definitions of “interest” or “principal” which may prevail under any other law.

HMRC Information Powers

HMRC have powers to obtain information, including in relation to interest or payments treated as interest and payments derived from securities. This may include details of the beneficial owners of the Notes, of the persons for whom the Notes are held and of the persons to whom payments derived from the Notes are or may be paid.

Information may be obtained from a range of persons, including persons who effect or are a party to such transactions on behalf of others, registrars and administrators of such transactions, the registered holders of the Notes, persons who make, receive or are entitled to receive payments derived from the Notes and persons by or through whom interest and payments treated as interest are paid or credited. Information obtained by HMRC may be provided to tax authorities in other jurisdictions.

Stamp Duty and Stamp Duty Reserve Tax

It is expected that no United Kingdom stamp duty or United Kingdom stamp duty reserve tax should arise on the issue of the Notes, any transfer of the Notes through the facilities of DTC or any redemption of the Notes.

Other United Kingdom Tax Considerations

A holder of Notes who (i) is not resident for tax purposes in the United Kingdom and (ii) does not carry on a business, trade, profession or vocation in the United Kingdom through a branch, agency or permanent establishment in the United Kingdom to which the Notes are attributable, should not generally be subject to United Kingdom tax by direct assessment in respect of any payments of interest on, or any disposal (including redemption) of, the Notes even where such payments are paid without withholding or deduction.

Holders of Notes should obtain their own tax advice concerning tax liabilities in respect of the Notes.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES

The following is a description of certain U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of Notes, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire the Notes. This discussion applies only to U.S. Holders that (i) purchase Notes in this offering at their “issue price”, which will be the first price at which a substantial amount of Notes of the relevant series is sold to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and (ii) hold the Notes as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including any special tax accounting rules under section 451 of the Internal Revenue Code of 1986, as amended (the “Code”) or any minimum tax or Medicare contribution tax consequences. This discussion also does not describe all of the tax consequences that may apply to U.S. Holders subject to special rules, such as:

•	certain financial institutions;

•	dealers or traders in securities that use a mark-to-market method of tax accounting;

•	persons holding Notes as part of a straddle or other integrated transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	entities or arrangements classified as partnerships for U.S. federal income tax purposes;

•	persons owning directly or indirectly (including under certain constructive ownership rules) 10% or more of our stock by vote or value and persons related to such shareholders;

•	tax-exempt entities, “individual retirement accounts,” or “Roth IRAs”; or

•	persons holding Notes in connection with a trade or business conducted outside of the United States.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes owns Notes, the U.S. federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships owning Notes and their partners should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of the Notes of any series.

This discussion is based on the Code, administrative pronouncements, judicial decisions and Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. This discussion does not address any aspect of state, local or non-U.S. taxation, or any federal taxes other than income taxes (such as gift taxes or estate taxes). U.S. Holders should consult their tax advisers with regard to the application of the U.S. federal tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As used herein, a “U.S. Holder” is a person that for U.S. federal income tax purposes is a beneficial owner of a Note and is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Certain Additional Payments

There are circumstances in which we may be required to make payments on a Note that would increase its yield, for instance, as described under “Description of Notes—Offer to Repurchase Upon a Change of Control

Triggering Event” and “Description of Notes—Payment of Additional Amounts.” We intend to take the position that the possibility of such payments does not result in the Notes of any series being treated as “contingent payment debt instruments.” Our position is not binding on the Internal Revenue Service (“IRS”). If the IRS takes a contrary position, a U.S. Holder may be required to accrue interest income based upon a “comparable yield” (as defined in the relevant Treasury regulations) determined at the time of issuance of the Notes, with adjustments to such accruals when any contingent payments are made that differ from the projected payments based on the comparable yield. In addition, any gain on the sale, exchange, retirement or other taxable disposition of the Notes would be taxed as ordinary interest income rather than as capital gain. U.S. Holders should consult their tax advisers regarding the tax consequences if the Notes of any series were treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes are not treated as contingent payment debt instruments.

Payments of Interest

It is expected, and therefore this discussion assumes, that the Notes of each series will be issued with less than a de minimis amount (as prescribed under applicable U.S. Treasury regulations) of original issue discount. If, however, the principal amount of a Note of any series exceeds its issue price by an amount that does not satisfy the prescribed de minimis test, a U.S. Holder will be required to include the excess in income as original issue discount as it accrues, in accordance with a constant-yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Interest payable in respect of the Notes (including amounts withheld in respect of U.K. taxes, if any, and, without duplication, any Additional Amounts paid with respect thereto) will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. We expect that interest income generally will constitute foreign-source income for U.S. federal income tax purposes, which may be relevant to a U.S. Holder in calculating the U.S. Holder’s foreign tax credit limitation. If any U.K. taxes are imposed on interest payments on the Notes, U.S. Holders should consult with their tax advisers regarding the credibility of such taxes and any applicable limitations.

Sale, Retirement or Other Taxable Disposition of the Notes

Upon the sale, retirement or other taxable disposition of a Note, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale, retirement or disposition and the U.S. Holder’s tax basis in the Note. For these purposes, the amount realized does not include any amount attributable to accrued interest, which will be taxable as interest income, as described under “ —Payments of Interest” above. A U.S. Holder’s tax basis in a Note will generally equal the cost of such Note to the U.S. Holder. Any gain or loss realized on the sale, retirement or other taxable disposition of a Note will generally be U.S.-source capital gain or loss and will be long-term capital gain or loss if at the time of the sale, retirement or disposition the U.S. Holder has owned the Note for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments of interest and proceeds from the sale of a Note that are made within the United States or through one of certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. Holder is an exempt recipient and, if required, establishes its status as such, or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Certain U.S. Holders who are individuals (and certain specified entities) may be required to report information relating to non-U.S. accounts through which such persons hold their Notes.

U.S. Holders should consult their tax advisers regarding their reporting obligations with respect to the Notes.

UNDERWRITING

BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and TD Securities (USA) LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the Notes set forth opposite the underwriter’s name.

Underwriters	Principal Amount of 20 Notes	Principal Amount of 20 Notes	Principal Amount of 20 Notes
BofA Securities, Inc.	$	$	$
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
TD Securities (USA) LLC

Total	$	$	$

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

The underwriters propose to offer some of the Notes directly to the public at the applicable public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed     % of the principal amount of the 20     Notes,     % of the principal amount of the 20     Notes and     % of the principal amount of the 20     Notes. The underwriters may allow, and dealers may reallow, a concession not to exceed     % of the principal amount of the 20     Notes,     % of the principal amount of the 20     Notes and     % of the principal amount of the 20     Notes on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the public offering price and concessions. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering:

	Per 20 Note		Per 20 Note		Per 20 Note
Underwriting Discounts		%		%		%

Prior to this offering, there have been no public markets for the Notes. While we intend to apply to list the Notes offered hereby on the Official List of the International Stock Exchange, we cannot guarantee that our application will be approved as of the issue date of the Notes.

The underwriters have advised us that they intend to make a market in the Notes of each series but are not obligated to do so and may discontinue market making at any time without notice. Neither we nor the underwriters can assure you that the trading markets for the Notes will be liquid. In connection with this offering, the representatives, on behalf of the underwriters, may purchase and sell the Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of the Notes of a series in excess of the principal amount of the Notes of such series to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchase of the Notes of a series in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of the Notes of a series made for the purpose of preventing or retarding a decline in the market price of the Notes of such series while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the Notes. They may also cause the prices of the Notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering, not including the underwriting discounts, will be approximately $    .

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of these liabilities.

It is expected that delivery of the Notes will be made on or about the date specified on the cover page of this prospectus supplement, which will be the      business day following the date of this prospectus supplement. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the Notes prior to the first business day preceding the settlement date will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the first business day preceding the settlement date should consult their own advisors.

During the period beginning on the date of this prospectus supplement and continuing to and including the date of settlement, we have agreed not to, without the prior written consent of the representatives, directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of, any securities that are substantially similar to the Notes.

Other Relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In addition, affiliates of BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and TD Securities (USA) LLC are lenders under the Revolving Credit Facility, for which such affiliates of such underwriters, in each case, have received customary fees.

Selling Restrictions

No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of the Notes or the possession, circulation or distribution of any material relating to us in any jurisdiction where action for such purpose is required. Accordingly, the Notes may not be offered or sold, directly or indirectly, nor may any offering material or advertisement in connection with the Notes (including this prospectus supplement and the accompanying prospectus and any amendment or supplement hereto or thereto) be distributed or published, in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Prohibition of Sales to European Economic Area Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in MiFID II; or (ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently, no key information document required by the PRIIPs Regulation for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the UK Prospectus Regulation. Consequently, no key information document required by the UK PRIIPs Regulation for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Notice to Prospective Investors in the United Kingdom

In addition, this prospectus supplement and the accompanying prospectus is being distributed only to, and is directed only (a) at persons outside the UK or (b) within the UK to qualified investors within the meaning of Article 2 of the UK Prospectus Regulation who are, (i) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), and/or (ii) high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order, which persons together we refer to in this prospectus supplement as “relevant persons.” Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the UK. This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relates is only available to, and will be engaged in with, relevant persons only.

Notice to Prospective Investors in Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

This offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (“FIEL”) (Law No. 25 of 1948 of Japan, as amended) and the underwriters will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA (an “Institutional Investor”) under Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is:

(a)

a corporation (which is not an Accredited Investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an Accredited Investor, then securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except: (i) to an Institutional Investor under Section 274 of the SFA or to a Relevant Person, or any person pursuant to Section 275(1A) (in the case of that corporation) or Section 276(4)(i)(B) (in the case of that trust), and in accordance with the conditions specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Taiwan

The Notes have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Notes in Taiwan.

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS

The validity of the Notes offered hereby and certain legal matters under U.S. and English law will be passed upon for us by Davis Polk & Wardwell LLP and Davis Polk & Wardwell London LLP. Certain legal matters related to this offering will be passed upon for the underwriters by Goodwin Procter LLP, New York, New York and Goodwin Procter (UK) LLP, London.

EXPERTS

The consolidated financial statements of Royalty Pharma plc appearing in Royalty Pharma plc’s Annual Report (Form 10-K) for the year ended December 31, 2024 and the effectiveness of Royalty Pharma plc’s internal control over financial reporting as of December 31, 2024 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ROYALTY PHARMA PLC

CLASS A ORDINARY SHARES

PREFERENCE SHARES

DEBT SECURITIES

WARRANTS

PURCHASE CONTRACTS

UNITS

Guarantees by certain subsidiaries of Royalty Pharma plc

We may offer from time to time Class A ordinary shares of Royalty Pharma plc, preference shares of Royalty Pharma plc, debt securities of Royalty Pharma plc, warrants, purchase contracts or units. The debt securities of Royalty Pharma plc may be guaranteed by one or more of its subsidiaries, in each case on terms to be determined at the time of the offering.

In addition, certain selling shareholders to be identified in a prospectus supplement may offer and sell Class A ordinary shares from time to time, in amounts, at prices and on terms that will be determined at the time the Class A ordinary shares are offered.

This prospectus describes some of the general terms that may apply to these securities. Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus, any applicable prospectus supplement and any information under the heading “Where You Can Find More Information” carefully before you invest. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

We or any selling shareholders may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to one or more purchasers, on a continuous or delayed basis. Supplements to this prospectus will specify the names of and arrangements with any underwriters, dealers or agents.

Our Class A ordinary shares are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “RPRX.”

Investing in these securities involves certain risks. See “Risk Factors” on page 5 of this prospectus, any similar section contained in the applicable prospectus supplement and in the documents incorporated by reference herein or therein, concerning factors you should consider before investing in our securities.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or any applicable prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 3, 2024

i

ABOUT THIS PROSPECTUS

As used in this prospectus and any prospectus supplement, unless otherwise indicated or the context otherwise requires, “Royalty Pharma,” the “Company,” “we,” “us,” the “Issuer” and “our” refer to Royalty Pharma plc, an English public limited company incorporated under the laws of England and Wales, and its subsidiaries on a consolidated basis. The “Manager” refers to RP Management, LLC, a Delaware limited liability company, our external advisor which provides us with all advisory and day-to-day management services.

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process. Under this shelf process, we may sell the securities or any combination of the securities described in this prospectus, and the selling shareholders may sell our Class A ordinary shares, in one or more offerings. This prospectus provides you with a general description of the securities we and the selling shareholders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and, as the case may be, the identity of the selling shareholders. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For the avoidance of doubt, this prospectus is not intended to be and is not a prospectus for purposes of the E.U. Prospectus Regulation 2017/1129 and/or the U.K. Financial Conduct Authority’s Prospectus Regulation Rules.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell these securities or soliciting offers to purchase these securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

THE COMPANY

We are the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry. Since our founding in 1996, we have been pioneers in the royalty market, collaborating with innovators from academic institutions, research hospitals and not-for-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. We have assembled a portfolio of royalties which entitles us to payments based directly on the top-line sales of many of the industry’s leading therapies, which includes royalties on more than 35 commercial products, including Vertex’s Trikafta, GSK’s Trelegy, Roche’s Evrysdi, Johnson & Johnson’s Tremfya, Biogen’s Tysabri and Spinraza, AbbVie and Johnson & Johnson’s Imbruvica, Astellas and Pfizer’s Xtandi, Novartis’ Promacta, Pfizer’s Nurtec ODT and Gilead’s Trodelvy, among others, and 17 development-stage product candidates. We fund innovation in the biopharmaceutical industry both directly and indirectly—directly when we partner with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when we acquire existing royalties from the original innovators.

Our industry leading royalty portfolio and capital-efficient business model drives our compounding growth. We have a focused strategy of actively identifying and tracking the development and commercialization of important new therapies, which allows us to move quickly to make acquisitions when opportunities arise. With a deep and experienced team of investment professionals, an exhaustive due diligence process and a focus on high-quality therapies that address significant unmet patient need, we sustain attractive returns above our cost of capital, which in turn propels our compounding growth.

Our unique business model enables us to benefit from many of the most attractive characteristics of the biopharmaceutical industry, including long product life cycles, significant barriers to entry and noncyclical revenues, but with substantially reduced exposure to many common industry challenges such as early-stage development risk, therapeutic area constraints, high research and development costs, and high fixed manufacturing and marketing costs. We have a highly flexible approach that is agnostic to both therapeutic area and treatment modality, allowing us to acquire royalties on the most attractive therapies across the biopharmaceutical industry. Additionally, our focus on acquiring royalties on approved products, often in the early stages of their commercial launches, and on development-stage product candidates with strong proof of concept data, mitigates development risk and expands our opportunity set.

Our principal executive offices are located at 110 East 59th Street, New York, New York 10022, and our telephone number is (212) 883-0200. Our agent for service in the United States is CSC North America located at 251 Little Falls Drive, Wilmington, Delaware 19808.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of any offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with applicable SEC rules):

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 15, 2024 (including the information specifically incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 25, 2024);

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, filed with the SEC on May 9, 2024;

•	our Current Reports on Form 8-K filed with the SEC on February 6, 2024 and May 29, 2024; and

•	our Registration Statement on Form 8-A dated June 15, 2020, as updated by Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2023.

Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC or any other document or information deemed to have been furnished and not filed with the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

Any statement contained in this prospectus or in a document (or part thereof) incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document (or part thereof) that is or is considered to be incorporated by reference in this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute any part of this prospectus.

You may request copies of each of the documents incorporated by reference into this prospectus (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing or telephoning the office of Investor Relations, Royalty Pharma plc, 110 East 59th Street, New York, New York 10022, (212) 883-0200.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and other documents incorporated by reference herein and therein may contain forward-looking statements that reflect, when made, our current views with respect to current events and financial performance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about us, our current and prospective assets, our industry, our beliefs and our assumptions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors.” You should specifically consider the numerous risks outlined under “Risk Factors.” These risks and uncertainties include factors related to, among other topics:

•	sales risks of biopharmaceutical products on which we receive royalties;

•	the ability of the Manager to locate suitable assets for us to acquire;

•	uncertainties related to the acquisition of interests in development-stage biopharmaceutical product candidates and our strategy to add development-stage product candidates to our product portfolio;

•	the assumptions underlying our business model;

•	our ability to successfully execute our royalty acquisition strategy;

•	our ability to leverage our competitive strengths;

•	actual and potential conflicts of interest with the Manager and its affiliates;

•	the ability of the Manager or its affiliates to attract and retain highly talented professionals;

•	the effect of changes to tax legislation and our tax position; and

•	the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus and in our filings with the SEC.

Although we believe the expectations reflected in the forward-looking statements are reasonable, any of those expectations could prove to be inaccurate, and as a result, the forward-looking statements based on those expectations also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus should not be regarded as a representation by us that our plans and business objectives will be achieved. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our then most recent Annual Report on Form 10-K, and in any updates to those risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities. In the case of a sale by a selling shareholder, we will not receive any of the proceeds from such sale.

DESCRIPTION OF SHARE CAPITAL

The following description is a summary of our share capital as specified in our Articles of Association. You are encouraged to read the Articles of Association in their entirety. This summary does not purport to be complete and the statements in this summary are qualified in their entirety by reference to, and are subject to, the detailed provisions of our Articles of Association and the Companies Act 2006 (the “Companies Act”).

Capital Structure

Issued Share Capital

We have two classes of voting shares: Class A and Class B, each of which has one vote per share. The Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of shareholders, except as otherwise required by applicable law. We also have in issue 50,000 Class R redeemable shares, which do not entitle the holder to voting or dividend rights, and deferred shares, which do not entitle the holder to voting or dividend rights. The purpose of the Class R redeemable shares was to ensure Royalty Pharma Ltd had sufficient sterling denominated share capital at the time it was re-registered as a public limited company, as required by the Companies Act. The Class R redeemable shares may be redeemed at some future point following closing of this offering in order to leave the Company with only U.S. dollar denominated share capital. Any such redemption would be at nominal value.

Our issued and outstanding share capital is $45,748.35 and £50,000 divided into 452,109,679 Class A ordinary shares with a nominal value of $0.0001 per share, 145,327,592 Class B ordinary shares with a nominal value of $0.000001 per share, 50,000 Class R redeemable shares with a nominal value of £1 per share, two deferred shares with a nominal value of $1.00 per share and 390,055,388 deferred shares with a nominal value of $0.000001 per share.

The board of directors has been granted authority from our shareholders to allot and issue new Class A ordinary shares and other shares, and to grant rights to subscribe for or to convert any security into new Class A ordinary shares or other shares, up to a maximum aggregate nominal amount (i.e., par value) of $300,000, for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) on May 31, 2025. Renewal of such authorization is expected to be sought at least once every five years, and possibly more frequently. This authority is in addition to authorities to allot and issue new Class A ordinary shares in exchange for Royalty Pharma Holdings Ltd Class B ordinary shares. The rights and restrictions to which the Class A ordinary shares are subject are prescribed by our Articles of Association.

Class A Ordinary Shares

Voting rights. The holders of Class A ordinary shares are entitled to one vote per share on all matters to be voted upon by the shareholders other than with respect to matters that require a separate class vote in accordance with applicable law.

Dividend rights. Subject to preferences that may be applicable, the holders of Class A ordinary shares are entitled to receive ratably such dividends, if any, as may be approved from time to time by the board of directors out of funds legally available therefor.

Rights upon liquidation. In the event of liquidation, dissolution or winding up of Royalty Pharma the holders of Class A ordinary shares are entitled to share ratably in all assets remaining after payment of liabilities.

Class B Ordinary Shares

Voting rights. The holders of Class B ordinary shares are entitled to one vote per share on all matters to be voted other than with respect to matters that require a separate class vote in accordance with applicable law.

Dividend rights. The holders of Class B ordinary shares do not have any rights to receive dividends.

Rights upon liquidation. The holders of Class B ordinary shares only have limited rights to receive a distribution equal to their nominal value upon a liquidation, dissolution or winding up of Royalty Pharma, following the prior payment of the nominal capital paid up or credited as paid up on each Class A ordinary share as well as an amount of $10,000,000 on each Class A ordinary share upon such liquidation, dissolution or winding up.

Dividends

Under English law, the Company may only pay dividends out of profits available for that purpose. The Company’s profits available for distribution are its accumulated, realized profits, to the extent that they have not been previously utilized by distribution or capitalization, less its accumulated, realized losses, to the extent that they have not been previously written off in a reduction or reorganization of capital duly made. The amount of the Company’s distributable reserves is a cumulative calculation. The Company may be profitable in a single financial year but unable to pay a dividend if our accumulated, realized profits of that year do not offset all previous years’ accumulated, realized losses.

Additionally, the Company may only make a distribution if the amount of its net assets is not less than the aggregate of its called-up share capital and undistributable reserves, and if, and to the extent that, the distribution does not reduce the amount of those assets to less than that aggregate.

Our Articles of Association authorize our board of directors to approve interim dividends without shareholder approval to the extent that the approval of such dividends appears justified by profits. Our board of directors may also recommend a final dividend to be approved and declared by the shareholders at an annual general meeting and may direct that the payment be made by distribution of assets, shares or cash. No dividend may exceed the amount recommended by the board of directors.

Our Articles of Association also permit a scrip dividend scheme under which the board of directors may offer any holders of Class A ordinary shares the right to elect to receive Class A ordinary shares, credited as fully paid, instead of cash in respect of the whole (or some part determined by the board of directors) of all or any dividend subject to certain terms and conditions set out in our Articles of Association.

The entitlement to a dividend lapses if unclaimed for 12 years.

Requisitioning Shareholder Meetings

If any shareholder requests, in accordance with the provisions of the Companies Act, us to (a) call a general meeting for the purposes of bringing a resolution before the meeting, or (b) give notice of a resolution to be proposed at a general meeting, such request must among other things (in addition to any other statutory requirements):

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set forth the name and address of the requesting person and equivalent details of any person associated with it or him (in the manner contemplated by our Articles of Association), together with details of all interests held by it or him (and their associated persons) in us;

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if the request relates to any business the member proposes to bring before the meeting, set forth a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text of the proposal (including the complete text of any proposed resolutions) and, in the case of any proposal to amend our Articles of Association, the complete text of the proposed amendment;

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set forth, as to each person (if any) whom the shareholder proposes to nominate for appointment to the board of directors, all information that would be required to be disclosed by us in connection with the election of directors, and such other information as we may require to determine the eligibility of such proposed nominee for appointment to the board.

Quorum for General Meetings

Our Articles of Association provide that no business shall be transacted at any general meeting unless a quorum is present.

The necessary quorum for a general meeting is the shareholders who together represent at least one-third of the voting rights of our voting shares entitled to vote at the meeting, present in person or by proxy, save that if only one shareholder is entitled to attend and vote at the general meeting, one qualifying shareholder present at the meeting and entitled to vote is a quorum.

Voting Rights

Under the Articles of Association, each holder of Class A ordinary shares or Class B ordinary shares is entitled to one vote for each such share that he or she holds as of the record date for the meeting. Neither English law nor any of our constituent documents places limitations on the right of nonresident or foreign owners to vote or hold ordinary shares.

The voting at a general meeting must be taken by poll. Subject to any relevant special rights or restrictions attached to any shares, on a poll taken at a general meeting, each qualifying shareholder present in person or by proxy (or, in the case of a corporation, a corporate representative) and entitled to vote on the resolution has one vote for every Class A ordinary share or Class B ordinary share held by such shareholder.

An ordinary resolution must be approved by a simple majority, and a special resolution approved by at least 75%, of shareholders attending and voting, whether in person or by proxy.

Amendment to our Articles of Association

Under English law, shareholders may amend the articles of association of a company by special resolution. However, certain provisions of our Articles of Association require a higher threshold of shareholder approval or satisfaction of other procedures before such provision or provisions can be varied.

The article in our Articles of Association which requires voting at a general meeting to be taken on a poll may only be removed, amended or varied by resolution of the shareholders passed unanimously.

General Meetings and Notices

An annual general meeting must be called by not less than 21 clear days’ notice (i.e., excluding the date of receipt or deemed receipt of the notice and the date of the meeting itself). At least seven clear days’ notice is required for any adjourned meeting, and if adjourned for lack of quorum, such meeting must be held not less than 14 days but not more than 28 days after adjournment at such time and place as decided by the chairman of the meeting.

The notice of a general meeting must be given to the shareholders (other than any who, under the provisions of the Articles of Association or the terms of allotment or issue of shares, are not entitled to receive notice), to the board of directors and to the auditors. Under English law, we are required to hold an annual general meeting of our shareholders within six months from the day following the end of our financial year. Subject to the foregoing, a general meeting may be held at a time and place determined by the board of directors.

Under English law, our board of directors must convene such a meeting once it has received requests to do so from shareholders representing at least 5% of the paid up share capital of the Company as carries voting rights at general meetings (excluding any paid-up capital held as treasury shares).

Under our Articles of Association, a general meeting may also be called if the Company has fewer than two directors and the director (if any) is unable or unwilling to appoint sufficient directors to make up a quorum or to call a general meeting to do so. In such case, two or more shareholders may call a general meeting (or instruct the secretary to do so) for the purpose of appointing one or more directors.

Winding Up

In the event of a voluntary winding up of the Company, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by law, subject to the U.K. Insolvency Act of 1986, after effectively applying the Company’s property to satisfy the Company’s liabilities, divide among the holders of Class A ordinary shares of the Company the whole or any part of the assets of the Company, whether they consist of property of the same kind or not, and vest the whole or any part of the assets in trustees upon such trusts for the benefit of the holders of Class A ordinary shares of the Company as the liquidator, with such sanction, may determine. No shareholder of the Company shall be compelled to accept any assets upon which there is a liability.

On a return of capital on a liquidation, reduction of capital or otherwise, the surplus assets of the Company available for distribution among the holders of Class A ordinary shares shall be applied pro rata (rounded to the nearest whole number).

Rights of Pre-Emption on New Issues of Shares

Under the Companies Act, the allotment of “equity securities” (except pursuant to an employees’ share scheme and as bonus shares) that are to be paid for wholly in cash must be offered first to the existing holders of ordinary shares in proportion to the respective nominal amounts (i.e., par values) of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed or the articles of association otherwise provide disapplication from this requirement (which disapplication can be for a maximum of five years after which shareholders’ approval would be required to renew the disapplication). “Equity securities” means ordinary shares or rights to subscribe for, or convert securities into, ordinary shares where ordinary shares means shares other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution. In relation to the Company, “equity securities” will therefore include the Class A ordinary shares, and all rights to subscribe for or convert securities into such shares.

The board of directors has been granted authority from our shareholders to allot and issue new Class A ordinary shares and other shares and to grant rights to subscribe for or to convert any security into new Class A ordinary shares or other shares, up to a maximum aggregate nominal amount (i.e., par value) of $300,000 for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) on May 31, 2025. Renewal of such authorization is expected to be sought at least once every five years, and possibly more frequently.

Disclosure of Ownership Interests in Shares

Section 793 of the Companies Act gives us the power to require persons whom we know have, or whom we have reasonable cause to believe have, or within the previous three years have had, an interest in any shares of the Company to disclose specified information regarding those shares. Failure to provide the information requested within the prescribed period (or knowingly or recklessly providing false information after the date the notice is sent) can result in criminal or civil sanctions being imposed against the person in default.

Under our Articles of Association, if any of our shareholders, or any other person appearing to be interested in the shares of the Company held by such shareholder, has been duly served with a notice under section 793 and fails to give us the information required by such notice or has made a statement which is false or inadequate in a material particular, then our board of directors may, in its absolute discretion at any time by notice, withdraw voting rights and place restrictions on the rights to receive dividends and refuse to register a transfer of such shares.

Alteration of Share Capital/Share Repurchases

Subject to the provisions of the Companies Act, and without prejudice to any relevant special rights attached to any class of shares, we may, from time to time, among other things:

•	increase our share capital by allotting and issuing new shares in accordance with our Articles of Association and any relevant shareholder resolution;

•	consolidate all or any of our share capital into shares of a larger nominal amount (i.e., par value) than the existing shares;

•	subdivide any of our shares into shares of a smaller nominal amount (i.e., par value) than its existing shares; or

•	redenominate our share capital or any class of share capital.

The Company may not consolidate, divide, subdivide or redenominate any class of voting shares without consolidating, dividing, subdividing or redenominating (as the case may be) the other classes of voting shares.

English law prohibits us from purchasing our own shares unless such purchase has been approved by our shareholders. Shareholders may approve two different types of such share purchases: “on-market” share purchases or “off-market” share purchases. “On-market” purchases may only be made on a “recognised investment exchange,” which does not include Nasdaq, which is the only exchange on which the Company’s shares are traded. In order to purchase our own shares, as a Company listed on Nasdaq, we must therefore obtain the approval of our shareholders for an “off-market purchase” (on the basis of a specific purchase agreement with a financial intermediary) to acquire shares that are traded on Nasdaq. This requires our shareholders to pass an ordinary resolution approving an “off-market purchase,” where such approval may be for a maximum period of five years. In relation to an “off-market purchase,” we may not acquire our own shares until the terms of the contract pursuant to which the purchase(s) are to be made have been authorized by our shareholders.

Transfer and Registration of Shares

Our Articles of Association allow shareholders to transfer all or any of their shares by instrument of transfer in writing in any usual form or in any other form which our board of directors may approve.

The instrument of transfer must be executed by or on behalf of the transferor and (in the case of a transfer of a share that is not fully paid) by or on behalf of the transferee. Our Articles of Association also permit transfer of shares in uncertificated form by means of a relevant electronic system.

We may not charge a fee for registering the transfer of a share.

Our board of directors may, in its absolute discretion, refuse to register a transfer of shares in certificated form if it is not fully paid (provided that the refusal does not prevent dealings in the shares from taking place on an open and proper basis) or is with respect to a share on which we have a lien and sums in respect of which the lien exists are payable and are not paid within 14 clear days after due notice has been sent. If our board of directors refuses to register a transfer of a share, it shall notify the transferor of the refusal and the reasons for it as soon as practicable and in any event within two months after the date on which the instrument of transfer was lodged with us (in the case of a transfer of a share in certificated form) or the instructions to the relevant system received. Any instrument of transfer which our board of directors refuses to register shall (except in the case of fraud) be returned to the person lodging it when notice of the refusal is sent.

Computershare Trust Company, N.A. acts as our transfer agent and registrar. The share register reflects only registered owners of our Class A ordinary shares, Class B ordinary shares, Class R redeemable shares and deferred shares. Registration in the Company’s share register is determinative of ownership of shares of the Company. A shareholder who holds shares beneficially is not the holder of record of such shares. Instead, the clearance service or depositary (for example, Cede & Co, as nominee for the Depository Trust Company, or DTC, or GTU Ops, Inc., as nominee for Computershare Trust Company, N.A.) or other nominee is the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who holds such shares beneficially through a clearance service or depositary or other nominee will not be registered in the Company’s official share register, as the depositary or other nominee will remain the record holder of any such shares.

In the event that the Company notifies one or both of the parties to a share transfer that it believes stamp duty or stamp duty reserve tax is required to be paid in connection with a transfer of shares of the Company, if the parties to the transfer have an instrument of transfer duly stamped to the extent required and then provide such instrument of transfer to the Company’s share registrar, the buyer will be registered as the legal owner of the relevant shares on the official share register, subject to our rights with respect to the disclosure of interests in our shares.

Annual Accounts and Independent Auditor

Under English law, a “quoted company,” which includes a company whose equity share capital is admitted to dealing on Nasdaq, must deliver to the Registrar of Companies a copy of:

•	the company’s annual accounts;

•	the directors’ remuneration report;

•	the directors’ report;

•	a strategic report;

•	the auditor’s report on those accounts, on the auditable part of the directors’ remuneration report, on the directors’ report and the strategic report.

The annual accounts and reports must be presented to the shareholders at a general meeting (although a vote is not mandatory in respect of such documents). Our individual accounts must be prepared in accordance with U.K. Generally Accepted Accounting Principles (“GAAP”) or International Financial Reporting Standards (“IFRS”) as adopted by the European Union and our consolidated group accounts must be prepared in accordance with U.K. GAAP, IFRS as adopted by the European Union, or U.S. GAAP for our first two financial years. In addition, for public reporting purposes we prepare consolidated financial statements in accordance with U.S. GAAP. Under our Articles of Association, copies of the annual accounts and reports for that financial year must be sent to every shareholder, every debenture holder and every person entitled to receive notice of general meetings at least 21 clear days before the date of the meeting at which copies of the documents are to be presented. Our Articles of Association provide that any documents to our shareholders may be distributed in electronic form or by making them available on a website, as long as shareholders have agreed that such may be sent or supplied in that form.

As an English company with no applicable exemptions from the audit requirements under the Companies Act and applicable law, we must appoint an independent auditor to audit the annual accounts of the Company. The auditor of a public company may be appointed by ordinary resolution at the general meeting of the company at which the company’s annual accounts are laid. Directors can also appoint auditors at any time before the company’s first accounts meeting, after a period of exemption or to fill a casual vacancy.

The remuneration of an auditor is fixed by our shareholders by ordinary resolution or in a manner that our shareholders by ordinary resolution determine.

Liability of Directors and Officers

Under English law, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Takeover Provisions

Regulation of Takeover Bids

Given that our central management and control is currently not situated within, and our current intention is not to have it in the future situated within the United Kingdom (or the Channel Islands or the Isle of Man), we do not currently envisage that the Takeover Code will apply to an offer for the Company. It is possible that in the future circumstances could change that may cause the Takeover Code to apply to us. The Takeover Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the Takeover Code contains certain rules in respect of mandatory offers. Under Rule 9 of the Takeover Code, if a person:

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acquires an interest in shares that, when taken together with shares in which such person is already interested and in which persons acting in concert with such person are interested, carries 30% or more of the voting rights of shares; or

•

who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% of the voting rights but is not interested in shares carrying more than 50% of such voting rights and such person, or any person acting in concert with such person, acquires an additional interest in shares that increases the percentage of shares carrying voting rights in which that person is interested, the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer for the outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Under English law, an offeror for the Company that has acquired (i) not less than 90% in value of; and (ii) not less than 90% of the voting rights carried by the shares to which the offer relates may exercise statutory squeeze-out rights to compulsorily acquire the shares of the non-assenting minority. However, if an offer for the Company is conducted by way of a scheme of arrangement the threshold for the offeror obtaining 100% of Company shares comprises two components (i) approval by a majority in number of each class of Company shareholders present and voting at the shareholder meeting; and (ii) approval of Company shareholders representing 75% or more in value of each class of Company shareholders present and voting at that meeting.

Share Issues in the Context of an Acquisition

Our Articles of Association provide the board of directors with the power to establish a rights plan and to grant rights to subscribe for our shares pursuant to a rights plan where, in the opinion of the board of directors, acting in good faith, in the context of an acquisition or potential acquisition of 15% or more of our issued voting shares, to do so would improve the likelihood that:

•	an acquisition process is conducted in an orderly manner;

•	all our shareholders are treated equally and fairly and in a similar manner;

•	an optimum price is achieved for our Class A ordinary shares;

•	the board of directors would have time to gather relevant information and pursue appropriate strategies;

•	the success of Royalty Pharma would be promoted for the benefit of our shareholders as a whole;

•	the long term interests of Royalty Pharma, our shareholders and business would be safeguarded; and/or

•	Royalty Pharma would not suffer serious economic harm.

Our Articles of Association further provide that the board of directors may, in accordance with the terms of a rights plan, determine to (i) allot shares pursuant to the exercise of rights or (ii) exchange rights for our shares, where in the opinion of the board of directors acting in good faith, in the context of an acquisition or potential acquisition of 15% or more of our issued voting shares, to do so is necessary in order to prevent:

•	the use of abusive tactics by any person in connection with such acquisition;

•	unequal treatment of shareholders;

•	an acquisition which would undervalue Royalty Pharma;

•	harm to the prospects of the success of Royalty Pharma for the benefit of its shareholder as a whole; and/or

•	serious economic harm to the prospects of Royalty Pharma,

•	or where to do so is otherwise necessary to safeguard the long term interests of Royalty Pharma, our shareholders and our business.

Under the Takeover Code, the board of a public company incorporated under the laws of England and Wales is constrained from implementing such defensive measures. However, as discussed above, these measures are included in our Articles of Association as the Takeover Code is not expected to apply to us and these measures are included commonly in the constitution of U.S. companies.

These provisions will apply for so long as we are not subject to the Takeover Code.

Corporate Governance

Our Articles of Association allocate authority over the day-to-day management of us to our board of directors. Our board of directors may then delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee, consisting of such person or persons (whether directors or not) as it thinks fit, but regardless, our board of directors will remain responsible, as a matter of English law, for the proper management of our affairs. Committees may meet and adjourn as they determine proper. Unless otherwise determined by the board of directors, the quorum necessary for the transaction of business at any committee meeting shall be a majority of the members of such committee then in office unless the committee shall consist of one or two members, in which case one member shall constitute a quorum.

Choice of Forum/Governing Law

The rights of holders of our ordinary shares are governed by the laws of England and Wales.

Our Articles of Association provide that the courts of England and Wales will be the exclusive forum for resolving all shareholder complaints other than shareholder complaints asserting a cause of action arising under the Securities Act and the Exchange Act, for which the U.S. federal district courts will be the exclusive forum. As a company incorporated in England and Wales, the choice of the courts of England and Wales as our exclusive forum for resolving all shareholder complaints, other than complaints arising under the Securities Act and the Exchange Act, allows us to more efficiently and affordably respond to such actions, and provides consistency in the application of the laws of England and Wales to such actions. Similarly, we have selected the U.S. federal district courts as our exclusive forum for resolving shareholder complaints arising under the Securities Act and the Exchange Act in order to more efficiently and affordably respond to such claims. This choice of forum also provides both us and our shareholders with a forum that is familiar with and regularly reviews cases involving U.S. securities law. Although we believe this choice of forum benefits us by providing increased consistency in the application of U.S. securities law for the specified types of action, it may have the effect of discouraging lawsuits against our directors and officers. Any person or entity purchasing or otherwise acquiring any interest in our ordinary shares will be deemed to have notice of and consented to the provisions of our Articles of Association, including the exclusive forum provision. However, it is possible that a court could find our forum selection provision to be inapplicable or unenforceable. See “Risk Factors—Risks Related to this Offering and Ownership of Our Ordinary Shares—Our Articles of Association provide that the U.S. federal district courts will be the exclusive forum for the resolution of any shareholder complaint asserting a cause of action arising under the Securities Act and the Exchange Act.”

Legal Name; Formation

Our current legal and commercial name is Royalty Pharma plc, and we were incorporated under the laws of England and Wales on February 6, 2020 as a private limited company (registration number 12446913) and re-registered as a public limited company on April 22, 2020.

Stock Exchange Listing

Our Class A ordinary shares are listed on Nasdaq under the symbol “RPRX.”

Preference Shares

We may issue preference shares, which preference shares shall be denominated in U.S. Dollars with a nominal value to be determined by our board of directors. Preference shares may be issued in one or more classes or series with or without voting rights attached to them, with the board of directors to determine the existence of such voting rights and, if any, the ranking of such voting rights in relation to other shares in the capital of the Company. The board of directors may determine any other terms and conditions of any class of preference shares, including with regards to their rights (i) to receive dividends (which may include, without limitation, the right to receive preferential or cumulative dividends); (ii) to distributions made by the Company on a winding up; and (iii) to be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares, at such prices or prices or at such rates of exchange and with such adjustments as may be determined by the board of directors. Preference shares may be issued as redeemable shares, at the option of the board of directors.

We have no current intention to issue any preference shares. However, the issuance of any preference shares in the future could adversely affect the rights of the holders of our Class A ordinary shares.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

Royalty Pharma may offer debt securities. This prospectus describes certain general terms and provisions of the debt securities. When Royalty Pharma offers to sell a particular series of debt securities, the specific terms for the securities will be set forth in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

Royalty Pharma’s senior debt securities would be issued under a senior indenture dated as of September 2, 2020, as supplemented, among Royalty Pharma, the guarantors party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”). Royalty Pharma’s subordinated debt securities would be issued under a subordinated indenture among Royalty Pharma, the guarantors party thereto and the Trustee.

This prospectus refers to each of Royalty Pharma’s senior indenture and Royalty Pharma’s subordinated indenture individually as an “indenture” and collectively as the “indentures.” We refer to Royalty Pharma’s senior indenture as the “senior indenture.” We refer to Royalty Pharma’s subordinated indenture as the “subordinated indenture.”

We have summarized certain terms and provisions of the indentures. The summary is not complete. The indentures have been filed as exhibits to the registration statement of which this prospectus forms a part, which we have filed with the SEC. You should read the indentures for the provisions which may be important to you. The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The senior indenture and the subordinated indenture are substantially identical, except for the provisions relating to subordination. See “—Subordinated Debt.”

We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	classification as senior or subordinated debt securities;

•	ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

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if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	the designation, aggregate principal amount and authorized denominations;

•	whether or not the debt securities will have the benefit of a guarantee;

•	the maturity date;

•	the interest payment dates and the record dates for the interest payments;

•	the interest rate, if any, and the method for calculating the interest rate;

•	if other than New York, New York, the place where we will pay principal and interest;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

•	if other than denominations of $2,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	if other than the principal amount, the portion of principal amount payable upon acceleration of the maturity;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	if the debt securities may be exchangeable for and/or convertible into the Class A ordinary shares of Royalty Pharma or any other security;

•	whether and under what circumstances additional amounts will be paid to a holder in respect of any tax, assessment or governmental charge withheld or deducted;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	whether the debt securities will be issued in the form of global notes;

•	any material United States federal income and United Kingdom tax consequences;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including events of default, covenants, provisions related to amendments and waivers, transfer and exchange, satisfaction and discharge and defeasance.

The form of indentures filed with the registration statement of which this prospectus forms a part contain certain of these terms, which may be modified in connection with the offering of any debt securities.

Senior Debt

Royalty Pharma will issue under its senior indenture the debt securities that will constitute part of the senior debt of Royalty Pharma. These senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of Royalty Pharma.

Subordinated Debt

Royalty Pharma will issue under its subordinated indenture the debt securities that will constitute part of the subordinated debt of Royalty Pharma. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated indenture, to all “senior indebtedness” of Royalty Pharma. The specific subordination terms will be set forth in a supplemental indenture to the subordinated indenture and described in the prospectus supplement for the relevant series of debt.

Guarantees

Each prospectus supplement will describe any guarantees of debt securities for the benefit of the series of debt securities to which it relates. Debt securities issued by Royalty Pharma may be guaranteed by any of the subsidiary registrants under the registration statement of which this prospectus forms a part. The guarantees will be full and unconditional on a joint and several basis.

Concerning the Trustee

Unless otherwise provided in respect of a series of debt securities, Wilmington Trust, National Association is the Trustee under each indenture. The Trustee and its affiliates have engaged in, and may in the future engage in, financial or other transactions with the Company and its affiliates in the ordinary course of their respective businesses, subject to the Trust Indenture Act.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

Royalty Pharma may issue warrants to purchase its debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Royalty Pharma and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus and such prospectus supplement is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

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the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

Royalty Pharma may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by Royalty Pharma or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate Royalty Pharma to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Royalty Pharma may, however, satisfy its obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require Royalty Pharma to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Royalty Pharma’s obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under one or more of the indentures.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, Royalty Pharma may issue units consisting of one or more purchase contracts, warrants, debt securities, preference shares, Class A ordinary shares or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the warrants, debt securities, preference shares and Class A ordinary shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. Royalty Pharma may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preference security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preference security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preference security or unit agreement. We understand that under existing industry practices, if

Royalty Pharma requests any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Royalty Pharma, the trustees, the warrant agents, the unit agents or any other agent of Royalty Pharma, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, Royalty Pharma, as applicable, will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of theirs or of Royalty Pharma. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

Royalty Pharma and/or the selling shareholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents;

•	through a combination of any such methods; or

•	through any other methods described in a prospectus supplement.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by Royalty Pharma, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we and/or the selling shareholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions,

•	at a fixed public offering price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to prevailing market prices, or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling shareholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling shareholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Royalty Pharma at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with Royalty Pharma and/or the selling shareholders, if applicable, to indemnification by Royalty Pharma and/or the selling shareholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Royalty Pharma and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the Class A ordinary shares, which are listed on Nasdaq. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the Class A ordinary shares, may or may not be listed on a national securities exchange.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the Class A ordinary shares and preference shares in respect of which this prospectus is being delivered will be passed upon for us by Davis Polk & Wardwell London LLP, and the validity of the debt securities, warrants, purchase contracts and units in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Royalty Pharma plc appearing in Royalty Pharma plc’s Annual Report (Form 10-K) for the year ended December 31, 2023 and the effectiveness of Royalty Pharma plc’s internal control over financial reporting as of December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

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Royalty Pharma plc

$    % Senior Notes due 20

$    % Senior Notes due 20

$    % Senior Notes due 20

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, 2025